Exhibit 10.33

AMENDED AND RESTATED

NON-GAMING MANAGEMENT AGREEMENT

BETWEEN

FEDERATED INDIANS OF GRATON RANCHERIA

A FEDERALLY RECOGNIZED INDIAN TRIBE,

GRATON ECONOMIC DEVELOPMENT AUTHORITY

AND

NP SONOMA LAND HOLDINGS LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

Dated as of August 6, 2012

Exhibit 9-2

TABLE OF CONTENTS

RECITALS		1

AGREEMENT		2

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 AUTHORITY AND DUTY OF MANAGER		16

2.1	Appointment as Manager	16
2.2	Limitations	16
2.3	Manager’s Authority and Responsibility	17
2.4	Compliance with Laws; Best Efforts to Obtain Necessary Approvals	18
2.5	Security	19
2.6	Accounting, Financial Records, and Audits	19
2.7	Cash Monitoring; Policies and Procedures; Surveillance	21
2.8	Bank Accounts, Reserve Funds and Permitted Investments	21
2.9	Enforcement of Rights	23
2.10	Fire, Safety and Law Enforcement Services	24
2.11	Timely Payment of Costs of Non-Gaming Operations	24
2.12	Acquisition of Equipment	24
2.13	Hours of Operation	24
2.14	Access to Facility	24
2.15	Advertising	24
2.16	Maintenance	25
2.17	Effective Date; Term	25
2.18	[Intentionally Omitted]	25
2.19	Creation and Operation of Business Board	25
2.20	Business Board Meetings	26
2.21	Tribal Laws	27
2.22	Best Efforts; Covenant of Good Faith and Fair Dealing	27
2.23	Compliance with Financing Agreements	27
2.24	Affiliates	28
2.25	Tribal Licenses	28
2.26	Taxes	28
2.27	Enactment of Ordinances	29
2.28	Standard of Care	29
2.29	Management Exclusivity	29
2.30	Amendment to Agreement	30

ARTICLE 3 EMPLOYMENT MATTERS; OTHER COVENANTS		30

3.1	Manager’s Responsibilities for Employees	30
3.2	Enterprise Employee Policies	31
3.3	Manager Employees	31
3.4	Off-Site Manager Employees	31

Exhibit 9-3

i

3.5	No Manager Wages or Salaries	32
3.6	[Intentionally Omitted]	32
3.7	[Intentionally Omitted]	32
3.8	Indian Preference, Recruiting and Training	32
3.9	Discipline of Enterprise Employees	33
3.10	Conflict of Interest	33
3.11	Participation in Tribe Functions	33
3.12	Alcoholic Beverages and Tobacco Sales	33
3.13	No Liens or Encumbrances	34
3.14	Additional Tribal Covenants	34

ARTICLE 4 INSURANCE		36

4.1	Duty to Maintain	36
4.2	Payment of Deductibles	37
4.3	Evidence of Insurance	37
4.4	Insurance Proceeds	37

ARTICLE 5 BUDGETS, COMPENSATION; REIMBURSEMENT		37

5.1	Pre-Opening Budget; Staffing Plan	37
5.2	Operating Capital	38
5.3	Annual Business Plan, Annual Operating Budget and Annual Capital Budget	38
5.4	Adjustments to Annual Business Plan, Annual Operating Budget and Annual Capital Budget	40
5.5	Capital Expenditures	41
5.6	Capital Expenditure Account	41
5.7	Periodic Contributions to Capital Expenditure Account	41
5.8	Use and Allocation of Capital Expenditure Account	42
5.9	Deposits	42
5.10	[Intentionally Omitted]	42
5.11	Daily and Monthly Statements	42
5.12	Distribution of Contract Net Revenues	43
5.13	Annual Audit	44

ARTICLE 6 TERMINATION		45

6.1	Termination for Material Breach	45
6.2	Mutual Consent	46
6.3	Involuntary Termination Due to Changes in Law	46
6.4	Other Rights Upon Material Breach; Ownership of Assets; Repayment of Obligations on Expiration or Termination
6.5	Notice of Termination	48
6.6	Cessation of Commercial Activities at the Facility	48
6.7	Cumulative Remedies	50

Exhibit 9-4

ARTICLE 7 INDEMNIFICATION OF MANAGER		50

ARTICLE 8 [Intentionally Omitted]		51

ARTICLE 9 MISCELLANEOUS		51

9.1	Assignment and Subcontractors	51
9.2	Notices	52
9.3	Amendments	52
9.4	Counterparts	53
9.5	Force Majeure	53
9.6	Time is Material	53
9.7	Further Assurances	53
9.8	Severability	53
9.9	Waiver of Sovereign Immunity	53
9.10	Representations and Warranties of Manager	55
9.11	Representations and Warranties of Tribe	55
9.12	Governing Law	57
9.13	Entire Agreement	57
9.14	Representatives of Tribe	57
9.15	Limitations of Liability	57
9.16	Approvals	57
9.17	Inconsistent Positions	57
9.18	Request for Federal Approval	58
9.19	Non-Disclosure	58
9.20	Non-Competition and Right of First Offer	58
9.21	Cooperation	59
9.22	Estoppel Certificate	59
9.23	Periods of Time	59
9.24	Stay, Extension and Usury Laws	59
9.25	No Brokers	59
9.26	Government Savings Clause	60
9.27	Standard of Reasonableness	60
9.28	Preservation of Agreement	60
9.29	Recordation	60
9.30	No Joint Venture	60
9.31	Recitals	60
9.32	Interpretation	60
9.33	Third Party Beneficiary	60
9.34	Preparation of Agreement	61
9.35	Reasonable Consideration	61
9.36	Free and Voluntary Act	61
9.37	Not a Management Contract	61
9.38	Encumbrances	62
9.39	No Proprietary Interest in Gaming or Violation of Law	62
9.40	Stay, Extension and Usury Laws	63
9.41	Rights and Obligations of the Authority	63

Exhibit 9-5

ARTICLE 10 DISPUTE RESOLUTION		63

10.1	Disputes with Patrons	63
10.2	Disputes with Enterprise Employees	64
10.3	Disputes Between the Tribe and Manager	64

ARTICLE 11 INTELLECTUAL PROPERTY MATTERS		66

11.1	Manager Marks	66
11.2	Manager Proprietary Assets	67
11.3	Manager Software	67
11.4	Manager Proprietary Information	67
11.5	License Matters	67
11.6	Ownership Matters	68
11.7	Patron Database	68

Exhibit 9-6

AMENDED AND RESTATED NON-GAMING MANAGEMENT AGREEMENT

This AMENDED AND RESTATED NON-GAMING MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of this 6th day of August, 2012, by and between the FEDERATED INDIANS OF GRATON RANCHERIA, a federally recognized Indian tribe (the “Tribe”), GRATON ECONOMIC DEVELOPMENT AUTHORITY, a wholly-owned, unincorporated instrumentality of the Tribe (the “Authority”) and NP SONOMA LAND HOLDINGS LLC, a California limited liability company, successor in interest to SONOMA LAND HOLDINGS, LLC, a California limited liability company (“Manager”).

RECITALS

A.                                    The Tribe and Manager are parties to a Management Agreement dated as of April 22, 2003, as amended by that Amendment No. 1 to Management Agreement dated as of August 10, 2005 (collectively, the “Original Agreement”). The Tribe and Manager entered into a Non-Gaming Management Agreement dated September 8, 2010, which superseded and restated the Original Agreement and which granted Manager the right to manage the Tribal enterprise which will conduct non-gaming operations on the terms and conditions set forth therein (the “2010 Non-Gaming Management Agreement”). The Tribe and Manager desire to enter into this Amended and Restated Non-Gaming Management Agreement, which amends and restates the 2010 Non-Gaming Management Agreement.

B.                                    The Tribe is a federally recognized Indian tribe eligible for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

C.                                    The United States has acquired land in trust for the benefit of the Tribe and over which the Tribe possesses sovereign governmental powers.

D.                                    The Tribe has established the Authority as the Enterprise to exercise the Tribe’s ownership, development, management, operation and supervision of its gaming business pursuant to the Federated Indians of Graton Rancheria Economic Authority Statute (the “Authority Statute”) adopted by the Tribal Council on July 6, 2012, as it may be amended from time to time, and, pursuant to the Authority Statute and this Agreement, the rights of the Tribe under this Agreement were assigned, allocated and delegated to the Authority.

E.                                     The Tribe, the Manager and the Authority desire for the Authority to become a party to this Agreement and the Authority agrees to be bound by the terms of this Agreement.

F.                                      The Tribe is committed to using the Enterprise to create employment opportunities and improve the social, economic, education, and health conditions of its members, and to enhance the Tribe’s economic self-sufficiency and self-determination.

G.                                    The Tribe and the Authority presently lack the resources to develop and operate a commercial facility and the Enterprise on their own and desire to retain the services of a manager, with knowledge and experience in the industry, to manage a commercial facility on the Site.

Exhibit 9-7

H.                                   Manager has represented to the Tribe that Manager and its Affiliates have the managerial capacity to manage the Enterprise.

I.                                        The Tribe has selected Manager because of Manager’s knowledge and experience in managing similar facilities, and Manager agrees to provide the management necessary to successfully manage the Facility and the Enterprise.

J.                                        This Agreement shall become effective upon the Effective Date and shall continue for a term as described in Section 2.17, unless otherwise provided in this Agreement.

K.                                    All Commercial Activities conducted at the Facility will at all times comply with any applicable Tribal law.

L.                                     During the term of this Agreement, the Tribe and the Authority desire to grant to Manager the exclusive right and obligation to manage, operate and maintain the Enterprise and to train Tribal members and others in the management, operation and maintenance of the Enterprise, and Manager desires to perform all such services for the Tribe and the Authority.

M.                                 Any dispute between the Parties regarding this Agreement or any other Transaction Document is to be subject to the dispute resolution and governing law provisions contained herein, unless otherwise provided in such Transaction Document.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Tribe, the Authority and Manager agree as follows:

ARTICLE 1

DEFINITIONS

In addition to certain terms defined elsewhere in this Agreement, the terms listed below shall have the meaning assigned to them in this Article:

“Affiliate” means, for Manager or the Tribe, any enterprise, corporation, partnership, limited liability company, joint venture, trust, department, district, regulatory body or agency, or other entity controlled by, under common control with, or which controls, directly or indirectly, Manager or the Tribe, as applicable, and their respective successors or permitted assigns. For purposes of this Agreement, “control” means the ability, directly or indirectly, by contract, ownership of securities or other interests or otherwise to affect the management and policies of an entity. The Gaming Commission, the Business Board, the Enterprise and any department, district, agency, instrumentality, authority, regulatory body, commission, enterprise, corporation, limited liability company, court or subdivision wholly or partially owned or controlled by the Tribe or such Tribal entities shall be considered to be an Affiliate of the Tribe for purposes of this definition, including, without limitation, (i) any enterprise, corporation, limited liability company or other business entity wholly or partially owned or controlled by the Tribe, and (ii) any such Tribally owned business entity which conducts Gaming Activities.

Exhibit 9-8

“Agreement” means this Amended and Restated Non-Gaming Management Agreement, as the same may be amended or modified from time to time.

“Allocable Share” means the following: (i) with respect to those facilities, assets, services, costs and expenses which Manager determines are easily matched, measured, tracked or allocated to the activities of the Enterprise or any Other Entity, the “Allocable Share” of the Enterprise or such Other Entity means the dollar amount of those facilities, services, costs and expenses which Manager determines are easily matched, measured, tracked or allocated to the activities of the Enterprise or such Other Entity; and (ii) with respect to those shared facilities, services, costs and expenses which Manager determines are not easily matched, measured, tracked or allocated to the Enterprise or an Other Entity, the “Allocable Share” of the Enterprise or such Other Entity shall be the dollar amount of those shared facilities, assets, services, costs and expenses which are allocated to the activities of the Enterprise or such Other Entity in accordance with accounting policies and procedures consistent with GAAP established by Manager and agreed upon by Manager and the Business Board; provided, however, that, unless Manager and the Business Board agree otherwise, which agreement Manager or the Business Board may withhold in their discretion, (A) the Enterprise’s or an Other Entity’s Allocable Share of the following project costs and expenses shall be determined by allocating such costs and expenses between or among the Enterprise and such Other Entities in accordance with the Square Footage Ratio: design fees; landscaping/parking/site; core/shell and interiors; central plant; waste water treatment plant; wells and water treatment; testing and inspection; signage; offsites; insurance; fees and permits; construction administration; land; and Pre-Opening Expenses, and (B) the Enterprise’s or an Other Entity’s Allocable Share of the following costs and expenses shall be determined by allocating such costs and expenses between or among the Enterprise and such Other Entities in accordance with the Project Costs Ratio: (1) such Governmental Agreement Payments and other payments which mitigate environmental and other impacts of the Enterprise and Other Entities; (2) real property, personal property and intellectual property assets which are used jointly by the Enterprise and Other Entities; (3) depreciation and amortization expenses with respect to or associated with real property, personal property and intellectual property assets which are used jointly by the Enterprise and Other Entities, including the Facility and the Other Entities Facility; (4) interest expenses; (5) Compensation and benefits for Enterprise Employees, Manager Employees, Off-Site Manager Employees or other employees who work jointly for the Enterprise and Other Entities; and (6) other operating expenses associated with shared expenses of the Enterprise and Other Entities. (The Enterprise’s and Other Entities’ depreciation expenses shall be determined by depreciating those real property, personal property and intellectual property assets, or its Allocable Share thereof, which have been allocated to the Enterprise or such Other Entity on a straight line basis assuming the maximum useful life and residual value consistent with GAAP.) Any dispute between the Business Board and Manager regarding the determination or calculation of the Allocable Share of the Enterprise or any Other Entity or the application of the foregoing provisions regarding Allocable Share to any category of shared facilities, assets, services, costs or expenses shall be resolved in accordance with the dispute resolution provisions of this Agreement.

“Annual Business Plan”, “Annual Operating Budget” and “Annual Capital Budget” means the business plan, operating budget and capital budget described in Section 5.3.

Exhibit 9-9

“Authority” means Graton Economic Development Authority, a wholly-owned, unincorporated instrumentality of the Tribe, which, with the enactment of the Authority Statute, was assigned, allocated and delegated the rights of the Tribe under this Agreement.

“Authority Statute” has the meaning ascribed to such term in Recital D.

“BIA” means the United States Department of the Interior Bureau of Indian Affairs.

“Blocked Account(s)” means (i) at any time a Facility Loan is outstanding, the account or accounts of the Tribe or the Enterprise over which the Facility Loan Lenders have a perfected first priority security interest and (ii) at any other time, the account or accounts of the Tribe or the Enterprise described in the Blocked Account Agreement. For the avoidance of doubt, “Blocked Account(s)” may include, if applicable, any or all Enterprise Accounts.

“Blocked Account Agreement” means any Non-Gaming Blocked Account Agreement among the Tribe, Manager and Bank of America, N.A. and such other similar agreement or agreements which may be entered into from time to time among the Tribe, Manager and any bank which acts as a depository institution for the Tribe or the Enterprise, as the same may be amended or modified from time to time.

“Business Board” shall have the meaning ascribed to it in Section 2.19.

“Capital Expenditures” means any alteration, rebuilding, renovation or expansion of the Facility, and any acquisition or replacement of Furnishings and Equipment or other assets of the Enterprise, the cost of which is capitalized and depreciated or amortized, rather than expensed, applying GAAP.

“Capital Expenditure Account” shall have the meaning ascribed to it in Section 5.6.

“Class II Gaming” means gaming defined as class II gaming in the IGRA.

“Class III Gaming” means all gaming that is not class I or class II gaming as defined in the IGRA and that is authorized under any Tribal-State Compact or applicable law.

“City MOU” means the Memorandum of Understanding dated October 14, 2003, between the Tribe and the City of Rohnert Park, as the same may be amended or supplemented from time to time.

“Collateral Assets” means the “Collateral” as such term is defined in the Security Agreement or the Blocked Account Agreement.

“Commencement Date” means the first day on which Commercial Activities operated at the Facility or by the Enterprise which are managed by Manager pursuant to this Agreement begins.

“Compensation” means the direct salaries and wages paid to, or accrued for the benefit of, any employee, including incentive compensation, together with all fringe benefits payable to or accrued for the benefit of such employee, including, but not limited to, employer’s

Exhibit 9-10

contribution under F.I.C.A., unemployment compensation or other employment taxes, pension fund contributions, workers’ compensation, group life, accident and health insurance premiums and costs, and profit sharing, severance, retirement, disability, relocation, housing and other similar benefits; provided, however, that the term “Compensation” shall not, in any event, include stock options or other rights in equity in Manager or any of its Affiliates.

“Commercial Activities” means Non-Gaming Activities. The term “Commercial Activities” does not include Gaming Activities or Other Activities.

“Contract Net Revenues” means Gross Revenues less Costs of Operations (excluding the Management Fee). For the avoidance of doubt, (a) the calculation of “Contract Net Revenues” does not include deductions from Gross Revenues for (i) Management Fees or (ii) Excluded Costs other than Deductable Non-Enterprise Costs, and (b) Contract Net Revenues hereunder are not intended to be duplicative of “Contract Net Revenues” under the Gaming Management Agreement and, accordingly any item included in the calculation of “Contract Net Revenues” under Gaming Management Agreement (whether such item increases or decreases such “Contract Net Revenues”) shall not be included in the calculation of Contract Net Revenues hereunder.

“Costs of Non-Gaming Operations” means the total of all operating expenses incurred in the operation of the Enterprise, including, but not limited to, the following: (1) fees imposed upon the Enterprise by the NIGC; (2) NIGC, State or Tribal license or other fees for background investigations of and the issuance of gaming licenses to Enterprise Employees, including, without limitation, “key employees” and “primary management officials” as defined in 25 C.F.R. § 502.14 and § 502.19; (3) all Governmental Agreement Payments and all payments to other parties to mitigate environmental and other impacts of the Facility and the Enterprise on the surrounding community which mitigate environmental and other impacts which are solely or primarily related to the Enterprise, and the Enterprise’s Allocable Share of such Governmental Agreement Payments and other payments which mitigate environmental and other impacts which relate to both the Enterprise and any Other Entities; (4) costs of administration, recruiting, hiring, firing and training employees working in the Facility or for the Enterprise; (5) all of the Compensation and benefits for Enterprise Employees, Manager Employees and Off-Site Manager Employees working solely or principally for the Enterprise and the Enterprise’s Allocable Share of the Compensation and benefits for Enterprise Employees, Manager Employees and Off-Site Manager Employees who work jointly for the Enterprise and Other Entities; (6) costs of or payments for allowances and complimentary services (including, without limitation, complimentary services provided by any Other Entities) provided at the request of the Enterprise and in support of its Commercial Activities; (7) Late Payment Charges due under this Agreement; and (8) other operating expenses related solely or primarily to the Enterprise or the Commercial Activities conducted at the Facility or by the Enterprise and the Enterprise’s Allocable Share of operating expenses which relate jointly to the Enterprise and Other Entities, including, without limitation: materials, supplies, inventory, utilities, repairs and maintenance (excluding capital assets, the costs of which shall be depreciated or amortized as hereinabove provided), insurance and bonding, marketing, advertising, annual audits, accounting, bank fees, legal or other professional and consulting services, security or guard services, and such other operating expenses necessarily, customarily and reasonably incurred, and reasonable and necessary travel expenses incurred subsequent to the Commencement Date for Enterprise

Exhibit 9-11

Employees, Manager Employees or Off-Site Manager Employees. Notwithstanding the foregoing, “Costs of Non-Gaming Operations” shall not include any Excluded Costs unless otherwise approved by Manager, which approval Manager may withhold or condition in its discretion. The fact that the Parties have included an express reference to costs or expenses or categories of costs or expenses in this definition of “Cost of Non-Gaming Operations” shall not be construed as an acknowledgement or admission by the Parties that they necessarily consider such cost or expense to constitute an operating expense of the Enterprise.

“Costs of Operations” means Costs of Non-Gaming Operations.

“County MOU” means any Memorandum of Understanding or other agreement entered into by and between the Tribe and Sonoma County, California, which contemplates payments by the Tribe to Sonoma County, as the same may be amended or supplemented from time to time.

“Dispute” shall mean any claim, controversy, question, disagreement or dispute of any nature between or among the Tribe or any of its Affiliates, on the one hand, and Manager, any of its Affiliates, their respective employees or any Indemnitee, on the other hand, whether arising under law or in equity, whether arising as a matter of contract, tort or otherwise, and whether now existing or hereafter arising during the term of, or after the expiration or termination of, this Agreement or the other Transaction Documents, including, without limitation, any dispute arising out of, related to or in any way connected or incidental to any of the following: this Agreement; the other Transaction Documents; the validity, enforceability, interpretation, breach or enforcement hereof or thereof, including the determination of the scope or applicability of any agreement to arbitrate set forth herein or therein; the transactions contemplated hereby or thereby; any Party’s performance hereunder or thereunder; the Enterprise; the Facility; any Tribal Governmental Action or Tribal governmental non-action; or any tort or alleged tort.

“Economically Feasible” means that the gross revenues anticipated to be derived from any applicable operation is at least One Hundred Ten Percent (110%) of the anticipated amount of the operating expenses applicable to the operation in question.

“Effective Date” means the effective date of this Agreement as determined pursuant to Section 2.17(a).

“Emergency Condition” shall have the meaning ascribed to it in Section 5.5.

“Enterprise” means the Authority, which is the business enterprise of the Tribe created to engage in Non-Gaming Activities at the Facility or on the Site and to which the Tribe assigned, allocated and delegated its rights hereunder pursuant to the Authority Statute. Notwithstanding the foregoing, the term “Enterprise” as used herein does not include any Gaming Enterprise or Other Entity, or activities of the Authority other than Non-Gaming Activities.

“Enterprise Accounts” shall have the meaning ascribed to it in Section 2.8(a).

“Enterprise Employee Policies” shall have the meaning ascribed to it in Section 3.2.

Exhibit 9-12

“Enterprise Employees” means employees of the Tribe or the Enterprise who are assigned to work substantially full-time at the Facility or for the Enterprise and all employees of the Enterprise, but not including Manager Employees or Off-Site Manager Employees.

“Excluded Costs” means (i) any costs or expenses which are not operating expenses of the Enterprise incurred during the period between the Commencement Date and the expiration or termination date of this Agreement, and (ii) any Management Fees whether or not they are operating expenses of the Enterprise incurred during the period between the Commencement Date and the expiration or the termination date of this Agreement. For the avoidance of doubt, “Excluded Costs” includes costs and expenses incurred by the Tribe or any Affiliate of the Tribe other than the Enterprise, including, without limitation, the following costs and expenses which the Parties agree shall be considered to be costs and expenses of the Tribe or an Affiliate of the Tribe other than the Enterprise for the purposes of this Agreement: (1) costs and expenses of the General Council, the Tribal Council, the Business Board, the Gaming Commission, any Tribal Department or any Tribal Committee or any Tribal corporation or other entity (other than the Graton Economic Development Authority); (2) costs and expenses incurred by the Tribe or any Affiliate of the Tribe in performing or providing any Tribal governmental function, program or service to or for the benefit of members of the Tribe, including health care, tuition assistance, housing, schools, welfare, or needy family assistance; (3) costs and expenses of, or any payments due under, any Tribal revenue allocation plan or per capita distribution plan; (4) contributions and payments to any non-profit, religious, educational, charitable, scientific, literary, civic, social welfare, labor, agricultural, social, or fraternal organizations or institutions (not including contributions or other payments to be made by the Tribe pursuant to the City MOU or the County MOU, which contributions and other payments have been previously approved by Manager); (5) contributions and payments to or for the benefit of any political party or organization or candidate for public office; (6) costs and expenses associated with any effort to affect any election, recall, initiative, referendum or public vote; and (7) costs and expenses associated with any effort to affect any proposed law, rule, regulation, initiative, referendum or public policy. For the avoidance of doubt, “Excluded Costs” includes costs and expenses incurred by any Gaming Enterprise or Other Entity, including, without limitation, the following costs and expenses which the Parties agree shall be considered to be costs and expenses of a Gaming Enterprise or an Other Entity: (8) costs and expenses which are not for the purposes of generating Gross Revenue for the Enterprise, including costs and expenses of any Gaming Enterprise or Other Entity; (9) management fees which the Tribe or any of its Affiliates owes to any entity other than Manager or its Affiliates; (10) a Gaming Enterprise’s or Other Entity’s Governmental Agreement Payments and other payments or Allocable Share of Governmental Agreement Payments and other payments which mitigate environmental and other impacts of a Gaming Enterprise or Other Entity; (11) a Gaming Enterprise’s or Other Entity’s depreciation expenses or Allocable Share of depreciation expenses with respect to real property located on the Site; (12) a Gaming Enterprise’s or Other Entity’s depreciation and amortization expenses or Allocable Share of depreciation and amortization expenses with respect to personal property assets located on the Site, including all capital assets and Furnishings and Equipment; and (13) a Gaming Enterprise’s or Other Entity’s interest and other expenses or Allocable Share of interest and other expenses associated with the Transition Loan and the Facility Loan. For the avoidance of doubt, “Excluded Costs” include costs or expenses of or for the benefit of the Enterprise which do not constitute operating expenses, including, without limitation, the following costs and expenses which the Parties do not consider to be operating expenses for the purposes of this

Exhibit 9-13

Agreement: (14) principal payments on loans; (15) Capital Expenditures or costs and expenses associated with the acquisition of capital assets; (16) reserves of the Enterprise, including the Capital Expenditure Account; and (17) any taxes, levies, assessments or license fees collected or paid by the Tribe or the Enterprise; (18) all of the depreciation expenses for real property located on the Site which is solely or primarily used by the Enterprise and the Enterprise’s Allocable Share of depreciation expenses for real property located on the Site which is used jointly by the Enterprise and any Other Entities; (19) all of the depreciation and amortization expenses for all personal property and intellectual property assets solely or primarily used by the Enterprise and the Enterprise’s Allocable Share of depreciation and amortization expenses for all other personal property or intellectual property assets used jointly by the Enterprise and any Other Entities, and (20) the Enterprise’s Allocable Share of interest expenses of the Transition Loan and the Facility Loan. For the avoidance of doubt, “Excluded Costs” include any fees, costs and expenses which constitute operating expenses of the Enterprise, but which are considered to be incurred (pursuant to generally accepted accounting principles) during accounting periods prior to the Commencement Date or subsequent to the expiration or termination date of this Agreement, regardless of when such fees, costs or expenses are actually paid, including, without limitation, the following fees, costs and expenses which the Parties consider to have been or will be incurred prior to the Commencement Date for the purposes of this Agreement: (21) Pre-Opening Expenses; (22) interest, depreciation or amortization expenses for accounting periods prior to the Commencement Date; (23) payments due under any development, design or construction agreements for services performed or substantially performed prior to the Commencement Date; and (24) payments due under any other agreement entered into by the Tribe or the Enterprise for services performed or substantially performed prior to the Commencement Date. Notwithstanding the fact that a cost or expense constitutes an “Excluded Cost,” the Parties may, upon mutual agreement, elect for the Tribe or the Enterprise to treat such cost or expense as a Cost of Non-Gaming Operations for the purposes of this Agreement, in which event such cost or expense would be deducted from Gross Revenues in calculating Contract Net Revenues. In the event that Manager makes such an election with respect to a recurring cost or expense, Manager’s election shall be deemed to apply to each instance in which such costs or expense recurs, unless otherwise specified in Manager’s election.

“Facility” means any temporary or permanent buildings, structures, improvements or fixtures, or portions thereof, which Manager and the Business Board determine are used solely or primarily by the Enterprise for its Commercial Activities located on the Site, and all renovations or expansions thereof. For the avoidance of doubt, the term “Facility” does not include any Other Entities Facilities. Any dispute between the Business Board and Manager regarding whether any temporary or permanent buildings, structures, improvements or fixtures, or portions thereof, constitute the Facility versus an Other Entities Facilities shall be resolved in accordance with the dispute resolution provisions of this Agreement.

“Facility Loan” means one or more debt financings, credit facilities, capital lease arrangements, or loans made by, or debt securities, notes or bonds issued to, any person or entity other than Manager or its Affiliates, which financings, facilities, leases, or loans are extended to, or notes or bonds are issued by, the Tribe, the Authority and/or any Gaming Enterprise to fund costs and expenses of the Tribe, the Authority, any Gaming Enterprises and/or the Gaming Commission, including, without limitation, in whole or in part, the following costs and expenses: the fees, costs and expenses of the Tribe’s and the Authority’s developer; the repayment of the

Exhibit 9-14

Transition Loan; the acquisition of the Site and alternative sites; the development, construction, furnishing, equipping and operation of the Facility and the Other Entities Facilities; the expenses associated with the opening of the Facility; and the initial operating capital, as well as working capital, of the Authority, Gaming Enterprises and the Gaming Commission, in each case as the same may be amended, modified, renewed, refunded, replaced in any manner (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Facility Loan Lenders” means, collectively, the Lenders in respect of the Facility Loan.

“Fiscal Year” means the accounting year used for the operation of the Enterprise as agreed upon by Manager and the Business Board and which, unless otherwise agreed by the Business Board, shall be the same as the accounting year for the Tribe.

“Furnishings and Equipment” means all furniture, furnishings and equipment acquired for or used in the operation of the Enterprise wherever located, including, without limitation:

(a)                                 Cashier, redemption, kiosk, money sorting and money counting equipment, surveillance and communications equipment, and security equipment;

(b)                                 Office furnishings and equipment;

(c)                                  Specialized equipment necessary for the operation of any portion of the Enterprise;

(d)                                 Video games of chance, table games, keno equipment, bingo equipment and other gaming equipment;

(e)                                  All other furnishings and equipment hereafter located and installed in or about the Facility or on the Site which are used in the operation of the Enterprise.

“Gaming” means Class II Gaming and/or Class III Gaming, as the case may be.

“Gaming Activities” means those Gaming activities and operations conducted or owned by the Tribe, its Affiliates or its licensees which generate Gaming revenue (as distinguished from non-Gaming revenue), including, without limitation, the operation of games, the receipt of Gaming revenues, the payment of Gaming winnings and issuance of Gaming prizes, and the payment of Gaming expenses. For the avoidance of doubt, the term “Gaming Activities” does not include Non-Gaming Activities or Other Activities which do not generate Gaming revenue.

“Gaming Commission” means the Gaming Commission of the Tribe established or to be established by the Tribe.

“Gaming Enterprise(s)” means any commercial corporation or enterprise of the Tribe which engages in Gaming Activities. For the avoidance of doubt, the term “Gaming Enterprise” does not include the Enterprise and any “Gaming Enterprise” is an Other Entity.

Exhibit 9-15

“Gaming Management Agreement” means the Amended and Restated Gaming Management Agreement between the Tribe and SC Sonoma Management, LLC dated as of [      ].

“Gaming Ordinance” shall mean a gaming ordinance adopted by the Tribe and approved by the Chairman of the NIGC in accordance with IGRA.

“Generally Accepted Accounting Principles” or “GAAP” means those accounting principles defined by the Financial Accounting Standards Board consistently applied and applicable to the Commercial Activities.

“Governmental Authorities” means any federal, state, county, municipal or tribal government or any political subdivision, court, agency, department, district, commission, board, bureau or instrumentality thereof, including, without limitation, the United States, the BIA, the National Indian Gaming Commission, the State, the California Gambling Control Commission, the County of Sonoma, California, the City of Rohnert Park, the Tribe and the Tribe’s Affiliates.

“Governmental Agreement Payments” means fees, charges, contributions and payments paid to local governments, the State, or any department, agency, district, instrumentalities or other body or fund thereof, pursuant to any agreement or amendment thereto entered into between the Tribe and such entity (not including any Tribal-State Compact); provided, however, that, prior to the execution of such agreement or amendment, Manager shall have approved each contribution or payment to be made thereunder as an operating expense of the Enterprise and therefore a Cost of Non-Gaming Operations, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further, that contributions or other payments to non-profit, charitable or educational organizations or institutions shall not be considered to be an operating expense of the Enterprise and a Cost of Non-Gaming Operations unless approved by Manager, which approval Manager may withhold or condition in its discretion; and provided, further, that one-time or other non-recurring contributions or payments made by the Tribe pursuant to such agreement or amendment shall be depreciated or amortized on a straight-line basis over the term of such agreement or amendment. Manager acknowledges that, for the purposes of this definition, Manager has approved all contributions or other payments to be made by the Tribe pursuant to the City MOU and the County MOU to the extent and as each is in effect as of the date hereof.

“Gross Revenues” means (i) the Enterprise’s total revenue from all Commercial Activities, plus (ii) the Enterprise’s total revenue, receipts or credits relating to Enterprise assets, including, without limitation, (A) receipts or credits for lost or damaged merchandise, (B) the sale or disposition of Enterprise assets, (C) insurance proceeds related to Enterprise assets, or (D) interest on Enterprise accounts, plus (iii) any taxes or assessments collected by the Tribe from Enterprise patrons which are not passed through to Governmental Authorities (other than to the Tribe). For the avoidance of doubt, the “Gross Revenues” of the Enterprise shall include the amounts which the Enterprise charges and receives from Other Entities for services provided by the Enterprise to patrons of such Other Entities on a complimentary basis at the request of such Other Entities. The amount which the Enterprise shall charge and receive from such Other Entities for such services provided by the Enterprise on a complimentary basis at the request of

Exhibit 9-16

Other Entities shall be equal to or less than the best available rate which the Enterprise charges any patron on such date for comparable services.

“IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. §§ 2701 et. seq., and the regulations promulgated thereunder, as the same may be amended from time to time.

“Indemnitees” shall have the meaning ascribed to it in Article 7.

“Indian Lands” means all lands held in trust by the United States for the benefit of the Tribe.

“Late Payment Charge” means a charge on any past due payment which, as of any given date, shall accrue at a rate per annum equal to the weighted cost of capital of Manager’s parent as of the end of the preceding month multiplied by a factor of 1.25.

“Legal Requirements” means any and all present and future judicial, administrative, and federal, state, local or Tribal rulings or decisions, and any and all present and future federal, state, local and Tribal laws, ordinances, rules, regulations, permits, licenses, certificates and determinations of suitability, in any way applicable to the Tribe, Manager, their respective employees, the Site, the Facility, or the Enterprise, including, without limitation, the IGRA, the Internal Revenue Code, any Tribal-State Compact, the Gaming Ordinance and any Gaming Commission regulations.

“Lender” means any lender or successor to any lender which lends funds or otherwise extends credit for any portion of the Transition Loan or the Facility Loan to the Tribe, the Authority or the Enterprise or any Gaming Enterprise, including, if applicable, Manager or any Affiliate of Manager, the bondholders or noteholders in any bond or note offering, and any administrative agents, collateral agents, trustees and other agents acting on behalf of any of the foregoing.

“Management Fee” shall have the meaning ascribed to it in Section 5.12(b).

“Manager” means NP Sonoma Land Holdings LLC, a California limited liability company, and its successors and permitted assigns.

“Manager Employees” means those employees of Manager or its Affiliates who are working at the Facility on a full-time or substantially full-time basis and who are not Enterprise Employees, which employees shall hold or perform the following positions or job functions: (1) General Manager and/or Chief Executive Officer; (2) Director of Operations; (3) Director of Finance and/or Chief Financial Officer; (4) Director of Marketing; (5) Director of Information Technology; and (6) up to four additional positions or job functions to be designated by Manager in its discretion from time to time.

“Manager Intellectual Property” shall have the meaning ascribed to it in Section 11.5.

“Manager Marks” shall have the meaning ascribed to it in Section 11.1.

Exhibit 9-17

“Manager Proprietary Information” shall have the meaning ascribed to it in Section 11.3.

“Manager Representatives” shall have the meaning ascribed to it in Section 2.19.

“Manager Software” shall have the meaning ascribed to it in Section 11.2.

“Marks” shall have the meaning ascribed to it in Section 11.1.

“Material Breach” shall have the meaning ascribed to it in Section 6.1.

“MOU Fees” means all Governmental Agreement Payments and all payments to other parties to mitigate environmental and other impacts of the Facility and the Enterprise on the surrounding community which mitigate environmental and other impacts which are solely or primarily related to the Enterprise, and the Enterprise’s Allocable Share based upon the Project Cost Ratio of such Governmental Agreement Payments and other payments which mitigate environmental and other impacts which relate to both the Enterprise and any Other Entities.

“National Indian Gaming Commission” or “NIGC” means the commission established pursuant to the IGRA.

“Non-Gaming Activities” means commercial activities or operations conducted or owned by the Tribe or its Affiliates located on or in connection with the Site which are not Gaming Activities or which generate revenue which is not Gaming revenue, including, without limitation, commercial operations related to any hotel, convention and meeting facilities, parking facilities, entertainment facilities, sports facilities, restaurants, food and beverage services, office space, swimming pool, spa, fitness center, child care facility, bars, lounges, arcade, retail stores, concessions, gift shop and automatic teller machines (ATMs). For the avoidance of doubt, the term “Non-Gaming Activities” does not include Gaming Activities or Other Activities and does not include “gaming activities” or “gaming operations” within the meaning of IGRA.

“Non-Solicitation Agreement” means the Non-Gaming Non-Solicitation Agreement between the Tribe and Manager dated as of the Effective Date, as the same may be amended or modified from time to time.

“Note” means the Non-Gaming Promissory Note executed by the Tribe in favor of Manager dated as of the Effective Date, together with all amendments, substitutions and renewals thereof.

“Off-Site Manager Employees” means employees of Manager or its Affiliates who are not located at the Facility, but who are used by Manager to provide services to the Enterprise.

“Officers’ Certificate” means the Officers’ Certificate issued by officers of the Tribe to Manager dated as of the Effective Date, as the same may be amended, modified or supplemented from time to time.

“Original Agreement” shall have the meaning ascribed to it in Recital A above.

Exhibit 9-18

“Opening Date” means the date on which the Facility or any portion thereof is open to the public for Commercial Activities.

“Other Activities” means (i) non-commercial operations owned or operated by the Tribe, including, without limitation, governmental activities of the Tribe and its Affiliates, and (ii) commercial or non-commercial operations or activities which are not owned or operated by the Tribe and which are principally conducted on or from the Site (other than operations or activities of Manager or any Affiliate of Manager). For the avoidance of doubt, the term “Other Activities” does not include Gaming Activities or Non-Gaming Activities.

“Other Entity(ies)” means (i) the Tribe, (ii) any Affiliate of the Tribe other than the Enterprise, and (iii) any non-Tribal commercial or non-commercial business or entity which conducts operations at the Facility or on the Site other than Manager or any Affiliate of Manager. For the avoidance of doubt, the term “Other Entity” does not include the Enterprise and does include any Gaming Enterprise or any enterprise of the Tribe which conducts operations which constitute “Gaming” as defined in this Agreement.

“Other Entities Facilities” means any temporary or permanent buildings, structures, improvements or fixtures, or portions thereof, which Manager and the Business Board determine are used solely or primarily by Other Entities, and all renovations or expansions thereof. For the avoidance of doubt, the term “Other Entities Facilities” does not include the Facility. Any dispute between the Business Board and Manager regarding whether any temporary or permanent buildings, structures, improvements or fixtures, or portions thereof, constitute the Other Entities Facilities versus the Facility shall be resolved in accordance with the dispute resolution provisions of this Agreement.

“Other Revenue” means revenue which is not revenue from hotel, food or beverage services provided by the Enterprise. For the avoidance of doubt, “Other Revenue” includes, by way of example and not by way of limitation, fees and revenues associated with the following: convention and meeting facilities, parking facilities, entertainment facilities, sports facilities, office space, swimming pool, spa, fitness center, child care facility, arcade, retail stores, concessions, gift shop and automatic teller machines (ATMs).

“Parties” shall mean the Tribe, the Authority and Manager.

“Patron Database” shall have the meaning ascribed to it in Section 11.6.

“Policies and Procedures” shall have the meaning ascribed to it in Section 2.7.

“Pre-Opening Budget” shall have the meaning ascribed to it in Section 5.1(a).

“Pre-Opening Expenses” shall have the meaning ascribed to it in Section 5.1(a).

“Prior Agreements” means any agreements or business relationships entered into by the Tribe, its Affiliates, its officer or its members prior to or as of April 22, 2003 (which is the date of the Original Agreement between the Tribe and Manager) or any amendments, agreements, arrangements or understandings which amend or supersede such agreements or business

Exhibit 9-19

relationships, but not including any agreements or business relationships with Manager or its Affiliates.

“Project Costs” means Pre-Opening Expenses and the costs of developing, financing, constructing, furnishing and equipping the property, plant and equipment located on the Site, including, without limitation, (i) the following hard costs: design fees; landscaping/parking/site; core/shell and interiors; kitchen equipment; central plant; waste water treatment plant; wells and water treatment; testing and inspection; hard furniture, fixtures and equipment; signage; offsites; insurance; fees and permits; and construction administration, and (ii) the following soft costs: furniture, fixtures and equipment; land; base stock (less operating cash); bankroll; Pre-Opening Expenses; contingencies; capitalized interest, financing fees and other pre-development costs.

“Project Cost Ratio” means the fraction (i) the numerator of which is the Project Costs which Manager determines are solely or primarily attributable to the Enterprise or the conduct of Commercial Activities, and (ii) the denominator of which is the sum of (A) the numerator, plus (B) the Project Costs which Manager determines are solely or primarily attributable to Other Entities. The fraction shall be calculated on the basis of financial statements prepared by the Enterprise and Other Entities for the preceding Fiscal Year or, in the case of the first Fiscal Year, based on projections established by Manager and such Other Entities and approved by the Business Board. The fraction for any given Fiscal Year or portion thereof shall be initially calculated by Manager and approved by the Business Board.

“Resolution of Waiver” means, collectively, all resolutions previously or hereafter approved by the General Council or the Tribal Council of the Tribe approving this Agreement, the 2010 Non-Gaming Management Agreement and the Transaction Documents, which resolutions evidence all waivers and approvals required pursuant to the Tribe’s governing documents and applicable law relating to this Agreement and the other Transaction Documents.

“Restricted Area” shall have the meaning ascribed to it in Section 9.20.

“Security Agreement” means any Non-Gaming Security Agreement among the Tribe, the Authority and Manager securing the obligations of the Tribe and the Authority under the Note and/or this Agreement, as the same may be amended or modified from time to time.

“Site” means, unless otherwise agreed by Manager, those lands, or any portion thereof, which the United States has accepted or accepts in trust for the benefit of the Tribe, including, without limitation those lands described in 73 Fed. Reg. 25776-25768 (May 7, 2008).

“Square Footage Ratio” means the fraction (i) the numerator of which is the square footage of the improvements located on the Site which Manager determines are solely or primarily used by the Enterprise in conducting Commercial Activities, and (ii) the denominator of which is the sum of (A) the numerator, plus (B) the square footage of the improvements located on the Site which Manager determines are solely or primarily used by Other Entities. The fraction shall be calculated on the basis of financial statements prepared by the Enterprise and Other Entities for the preceding Fiscal Year or, in the case of the first Fiscal Year, based on projections established by Manager and such Other Entities and approved by the Business Board.

Exhibit 9-20

The fraction for any given Fiscal Year or portion thereof shall be initially calculated by Manager and approved by the Business Board.

“State” means the State of California.

“Transaction Document” and “Transaction Documents” shall mean this Agreement, the Note, any Blocked Account Agreement, any Security Agreement, the Non-Solicitation Agreement and any Officers’ Certificate or Uniform Commercial Code financing statements relating thereto.

“Transition Loan” means the loan or loans made by Manager or its Affiliates to the Tribe and/or the Authority to fund the costs and expenses of the Tribe, the Authority and/or any Other Entities, including, without limitation, the following costs and expenses: the fees, costs and expenses of the Tribe’s and the Authority’s developer; the acquisition of the Site and alternative sites; and the initial stage development of the Facility and Other Entities Facilities.

“Tribal Council” means the governing body of the Tribe composed of the duly elected officers of the Tribe.

“Tribal Court” means any court or similar judicial branch or body of the Tribe, but not including any court which only has jurisdiction over matters arising under the Indian Child Welfare Act, 25 U.S.C. 1901 et seq., and other family law matters.

“Tribal Governmental Action” means any resolution, ordinance, statute, law, rule, regulation, order, decision, determination, action or inaction, regardless of how constituted, adopted, made or taken by the Tribe or its Affiliates acting in a legislative, regulatory or other governmental capacity which has the force of law, including, without limitation, (i) the adoption, amendment or revocation of any law, rule, regulation, ordinance or tax by the Tribe or its Affiliates, or (ii) the issuance, denial, suspension, revocation or non-renewal of any license by the Tribe or its Affiliates; provided, however, that the term “Tribal Governmental Action” shall not, in any event, include any actions or inactions taken by the Tribe or its Affiliates in their respective capacities as (i) the legal, beneficial or proprietary interest holder of the Facility or the Enterprise, or (ii) a party to this Agreement or any Transaction Document.

“Tribal Representatives” shall have the meaning ascribed to it in Section 2.19.

“Tribal-State Compact” means any compact entered into between the Tribe and the State concerning Class III Gaming and any amendments or other modifications thereto, after such compact has been approved by the Secretary of the Interior or became effective by operation of law and notice of such approval or effectiveness has been published in the Federal Register, or any Secretarial procedures issued by the Secretary of the Interior pursuant to the IGRA in lieu of a compact.

“Tribe” means Federated Indians of Graton Rancheria (a/k/a Graton Rancheria, California or the Indians of the Graton Rancheria of California), a federally recognized Indian tribe, and its successors and permitted assigns.

Exhibit 9-21

ARTICLE 2

AUTHORITY AND DUTY OF MANAGER

2.1                               Appointment as Manager. Subject to the limitations and terms and conditions of this Agreement, the Tribe, on behalf of itself and the Enterprise, hereby appoints Manager to act as the sole and exclusive manager of the Facility and the Enterprise and as the exclusive agent for the Tribe and the Enterprise for all non-governmental matters related to the management of the operations of the Facility and the Enterprise during the term of this Agreement. Until the expiration or termination of this Agreement, the Tribe, the Business Board and/or the Enterprise shall not manage the Facility or the Enterprise themselves without the services of Manager pursuant to this Agreement. Manager’s rights and responsibilities as manager of the Facility and the Enterprise shall include, among other things, maintenance and improvement of the Facility and management and operation of the Enterprise’s Commercial Activities at the Facility, on the Site and off the Site. Subject to the terms and conditions of this Agreement, Manager accepts such appointment as the Tribe’s exclusive manager of, and managerial agent for, the Facility and the Enterprise for the term of this Agreement. Subject to the provisions of this Agreement and specifically the restrictions in this Article 2 and the budget provisions in Article 5, Manager shall have, and the Tribe does hereby grant to Manager, the power and authority to act as agent for the Tribe or the Enterprise, to exercise the rights of the Tribe or the Enterprise under, and to execute, modify, or amend any contracts associated with, the operations of the Facility or the Enterprise (excluding this Agreement) in the name of the Tribe, the Enterprise or Manager, including, without limitation, purchase orders, equipment and retail leases, contracts for services, including utilities, and maintenance and repair services, relating to the operation of the Facility or the Enterprise; provided, however, that Manager shall not have the authority to execute, modify or amend real estate agreements or contracts (excluding retail leases), or compacts or other agreements with the State or any other Governmental Authorities, which agreements shall remain within the sole and exclusive authority of the Tribe; and provided, further, that in no event shall Manager execute any contracts or agreements which require payments exceeding $500,000 in the aggregate or which have a term exceeding one (1) year, or such greater dollar amount or longer term as the Business Board may establish from time to time, without the prior approval of the Business Board.

2.2                               Limitations. Except as stated herein, Manager shall have no authority as the Tribe’s or Enterprise’s agent under this Agreement without the prior written approval of the Business Board (which approval shall not be unreasonably withheld, conditioned or delayed): (a) to incur costs which exceed the expenditures to be agreed upon in the Annual Operating Budget or the Annual Capital Budget by a factor of 10% or such greater percentage as the Business Board may establish from time to time; (b) to sell, encumber or otherwise dispose of any personal property or Furnishing and Equipment located in the Facility, except for inventory sold in the regular course of business and Furnishings and Equipment and other items which must be replaced due to age, obsolescence, or wear and tear and except for enforcement of any security interest granted to Manager in any Collateral Assets; (c) to purchase any goods or services from Manager or any of Manager’s Affiliates as a Cost of Non-Gaming Operations unless (i) such arrangement is approved in writing by the Business Board, and (ii) the price of such goods and services shall not, in any event, exceed the amount which the Business Board determines is substantially equivalent to the price which would be charged by an entity which is not affiliated with Manager. Notwithstanding any other provision of this Agreement, Manager

Exhibit 9-22

shall not be in breach or Material Breach of this Agreement for failure to perform services which do not constitute the management or operation of the Facility or the Enterprise, including, without limitation, (i) the design, development, construction, licensing, initial equipping or initial furnishing of the Facility, (ii) the negotiation of agreements or compacts between the Tribe or its Affiliates and any Governmental Authority, or (iii) the arrangement, negotiation or provision of the Transaction Loan, the Facility Loan or any other loan relating to the Facility, the Enterprise or the Furnishings and Equipment. However, the Tribe shall not issue any certification that the Facility is substantially complete or execute or deliver any agreements or compacts between the Tribe or the Enterprise and any Governmental Authority or Lender relating to the completion or substantial completion of the Facility without the prior approval of Manager. As between the Tribe and Manager, the Tribe shall be solely responsible for the design, development, financing, construction, licensing, initial equipping and initial furnishing of the Facility or the Enterprise and, notwithstanding the provisions of Section 2.4, for assuring that the Facility or the Enterprise complies in all respects with all Legal Requirements.

2.3                               Manager’s Authority and Responsibility.

(a)                                 Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management, maintenance, repair, refurbishment or expansion of the Enterprise and the Facility, including, without limitation, the establishment of operating days and hours. The Manager Employee who shall have the primary responsibility for the day-to-day management of the Enterprise shall be the Enterprise General Manager.

(b)                                 Nothing herein grants or is intended to grant Manager a titled or proprietary interest in or to the Facility or to the Enterprise. The Tribe shall have the sole proprietary interest in and ultimate responsibility for the Enterprise and the conduct of all Commercial Activities conducted by the Enterprise to the extent required by federal law, subject to the rights and responsibilities of Manager under this Agreement and the other Transaction Documents.

(c)                                  In managing, operating, maintaining, repairing, refurbishing, or expanding the Enterprise and the Facility under this Agreement, Manager’s duties shall include, without limitation, the full right and authority, without requiring the consent of the Tribe or the Business Board except as specifically set forth in Section 2.2, to conduct the orderly administration, management and operation of the Facility and the Enterprise, including, without limitation, the following:

(i)                                     the administration of the decorating, cleaning, grounds care and maintenance of the Facility and the Facility’s mechanical, electrical and operating systems;

(ii)                                  the selection, composition, administration and operation of a security force and related security measures, all as more fully described in Section 2.5;

(iii)                               except as may otherwise be required by the Gaming Commission, the operation and maintenance of the surveillance system (including, without limitation, closed-circuit television) for monitoring the activities of the customers, employees, supervisors and management personnel, as well as the tracking of the movement of all funds into, within and out of the Facility;

Exhibit 9-23

(iv)                              subject to the Annual Budget, the terms, conditions and amount of any insurance to be taken out with respect to the Facility and the Enterprise, all as more fully described in Article 4;

(v)                                 the establishment and administration of an accounting system and financial records relating to all of the operations of the Enterprise and the maintenance of such accounting system and financial records, all as more fully described in Section 2.6;

(vi)                              subject to the approval of the Business Board for expenditures in excess of $100,000 per contract or per event or such greater amount as the Business Board may establish from time to time, the selection of all major entertainment, sports and promotional events to be staged at the Facility;

(vii)                           subject to the provisions of Section 5.12, the distribution of revenues generated from the operation of the Enterprise;

(viii)                        subject to the approval of the Business Board, the selection and location of the financial institution in which the revenues generated from the operation of the Enterprise shall be deposited pursuant to Section 2.8 and administration of the banking arrangements in connection therewith (it being agreed that the financial institution selected should have assets on a consolidated basis of not less than One Hundred Billion Dollars ($100,000,000,000));

(ix)                              the engagement of professionals (not including independent auditors, who shall be selected and engaged by the Tribal Council) with respect to all matters regarding taxation or other operations of the Enterprise;

(x)                                 the advertisement, marketing and promotion of the Enterprise;

(xi)                              subject to the approval of the Business Board, the preparation of an Annual Business Plan, Annual Operating Budget and Annual Capital Budget, all as more fully described in Section 5.3; and

(xii)                           all matters necessarily ancillary to the responsibilities set forth in subparagraphs (i) to (xiii) above, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of the rights and duties of Manager concerning the management, operation, maintenance, repair, refurbishment or expansion of the Facility and the Enterprise.

2.4                               Compliance with Laws; Best Efforts to Obtain Necessary Approvals.

(a)                                 In performing its duties hereunder, Manager shall direct the Enterprise to comply with all duly enacted Legal Requirements. The Tribe and the Enterprise shall comply with, and shall be responsible for compliance with, all Legal Requirements, including, without limitation, the Internal Revenue Code and its requirements with respect to the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or pursuant to other Legal Requirements; provided, however, that the cost of such compliance shall be a Cost of Non-Gaming Operations; and, provided, further, that Manager shall provide the Tribe with such assistance in such compliance as the Tribe and the Enterprise may reasonably request. The Tribe covenants and agrees that the Tribe and its

Exhibit 9-24

Affiliates will take no action and adopt no statute, ordinance or regulation that may prejudice, impair or adversely affect Manager’s rights under this Agreement or any Transaction Document or that would violate the doctrines and principles of due process as set forth in the United States Constitution or the Indian Civil Rights Act (25 U.S.C. § 1301, et seq.) and the interpretations thereof.

(b)                                 The Tribe shall comply with, and shall cause the Enterprise to comply with, and Manager shall assist the Tribe and the Enterprise in compliance by the Tribe with, all applicable Legal Requirements, including, without limitation, legal requirements the violation of which would materially impair the conduct of the Commercial Activities of the Enterprise. Without limiting the generality of the foregoing, the Tribe shall supply, and Manager shall assist the Tribe in supplying, to the applicable Governmental Authorities all information necessary to comply with the National Environmental Policy Act, as it may be amended from time to time, and in complying with such Governmental Authorities’ regulations relating thereto; provided, however, that the Tribe shall be responsible for supplying such information. The Tribe and the Enterprise shall make, and Manager shall assist the Tribe and the Enterprise in making, all reasonable arrangements on behalf of the Tribe or the Enterprise as to comply with applicable tax laws, including, without limitation, tax law requirements concerning the reporting and withholding of taxes or other payments due by the Tribe or the Enterprise to any entity pursuant to any agreements the Tribe enters with a Governmental Authority; provided, however, that Manager shall have no other legal or financial responsibility for the Tribe’s or the Enterprise’s due performance and payment in full of such obligations of the Tribe or the Enterprise. The Tribe agrees that, through its Tribal Council and any subsequent or delegated governing or administrative authority, it shall take all reasonable actions necessary or advisable to ensure that the Tribe and the Enterprise comply with the foregoing Legal Requirements, it being understood and agreed that Manager shall not be liable for any violation due to action or inaction of the Tribe or the Enterprise. Manager and the Tribe shall comply with all Legal Requirements and all other agreements affecting the Facility and the Enterprise.

(c)                                  The Parties shall use their best efforts to promptly obtain all necessary approvals of all Governmental Authorities relating to this Agreement, the Transaction Documents and the transactions and activities contemplated hereby and thereby.

2.5                               Security. Manager shall direct the Enterprise to provide for appropriate security for the operation of the Enterprise. Manager shall direct the Enterprise to ensure that any security officer is bonded and insured in an amount commensurate with his or her enforcement duties and obligations. The cost of any charge for security and public safety services will be a Cost of Non-Gaming Operations.

2.6                               Accounting, Financial Records, and Audits.

(a)                                 Manager shall, or shall direct the Enterprise to, maintain full and accurate books and records of account for operations of the Commercial Activities of the Enterprise, including, without limitation, books and records which set forth the daily Gross Revenue from Commercial Activities of the Enterprise. Such books and records shall be maintained at Manager’s office located within the Facility. Manager shall make available for immediate inspection and verification at all times and shall make copies of such books, records and other information

Exhibit 9-25

relating to Commercial Activities as the Business Board requests be made available to and/or copied and delivered to those members of the Business Board who are authorized by the Business Board to inspect, verify and/or receive copies of such books, records and other information relating to Commercial Activities. Authorized members of the Business Board may remove from the Facility copies or originals of books, records and information relating to Commercial Activities; provided, however, that if such members remove originals, they shall leave or immediately provide Manager with copies of such books, records and information for Manager.

(b)                                 At least three (3) months prior to the scheduled Opening Date, and subject to the approval of the Business Board, which approval shall not be unreasonably withheld, conditioned or delayed and which shall occur at least four (4) months prior to the Opening Date, Manager shall establish and maintain satisfactory accounting systems and procedures that shall, at a minimum: (i) include an adequate system of internal accounting controls; (ii) permit the preparation of financial statements in accordance with GAAP; (iii) be susceptible to audit; (iv) allow the Enterprise, the Tribe and the NIGC to calculate any annual fees due under 25 CFR § 514.1; (v) permit the calculation and payment of the Management Fee; and (vi) provide for the allocation of operating expenses or overhead expenses among the Tribe, the Enterprise, Manager and any other user of shared facilities and services. Supporting books and records and the agreed upon accounting systems and procedures shall be sufficiently detailed to permit the calculation and payment of the Management Fee hereunder and to permit the calculation and payment of any fee or contribution computations required under any Legal Requirements or agreements between the Tribe and Governmental Authorities.

(c)                                  Contract Net Revenues will be calculated by Manager for purposes of distribution monthly in accordance with Section 5.12 and copies of such calculations shall be promptly supplied to the Business Board as required by Section 5.11.

(d)                                 All records shall be maintained so as to permit the preparation of financial statements and reports in accordance with GAAP consistently applied and in accordance with procedures to be mutually agreed upon by Manager and the Business Board. Manager shall, as a Cost of Non-Gaming Operations, direct the Enterprise to prepare and furnish to the Business Board monthly financial statements and reports in accordance with Section 5.11; provided, however, that, in the event such financial statements and reports are not prepared by the Enterprise, they shall be prepared by Manager. Such financial statements and reports shall provide reasonable detail as requested by the Business Board with respect to revenues and expenses of each department of the Enterprise. In addition, all Commercial Activities conducted within the Facility shall be subject to independent annual audits, and such audit shall include an audit of all contracts that result in purchases within any given Fiscal Year of supplies, services or concessions relating to the Tribe’s Commercial Activities of Twenty-Five Thousand Dollars ($25,000) or such greater amount as may be specified by the Business Board from time to time (but not including contracts for professional legal or accounting services). The Tribal Council shall cause such audits to be conducted by an independent certified public accounting firm with more than five (5) years experience in audits of Commercial Activities selected by the Tribal Council. The cost of such audits and audit reports (including the annual audit under Section 5.13) shall constitute a Cost of Non-Gaming Operations. Manager shall make any reports or presentations to the Business Board as are reasonably requested by the Business

Exhibit 9-26

Board. Nothing contained in the foregoing shall prohibit Manager from employing an internal auditor to perform ongoing audit functions necessary or useful to the operation of the Enterprise. Such internal auditor shall be a Cost of Non-Gaming Operations.

2.7                               Cash Monitoring; Policies and Procedures; Surveillance.

(a)                                 The Business Board may adopt ordinances, regulations or standards which establish internal control standards.

(b)                                 Manager shall develop systems, standards, policies and procedures for the Enterprise which are consistent with requirements of any internal control standards established by the Business Board (the “Policies and Procedures”). The Business Board shall have the right to approve the initial Policies and Procedures developed by Manager and any material amendments or changes to such Policies and Procedures thereafter developed by Manager from time to time. Manager shall direct the Enterprise to implement and comply with the Policies and Procedures and shall direct Enterprise Employees and Manager Employees to comply with the Policies and Procedures; provided, however, that, except as set forth in Section 4.2, Manager shall not be liable to the Enterprise or the Tribe in the event any Enterprise Employee or Manager Employee fails to comply with the Policies and Procedures. The costs of implementing and complying with Policies and Procedures shall be a Cost of Non-Gaming Operations. The Business Board shall have the right to select and retain an auditor to review the adequacy of the Policies and Procedures prior to the Opening Date, and to review the Policies and Procedures from time to time after the Opening Date. The cost of any such review prior to the Opening Date shall be a Pre-Opening Expense and the costs of any such review after the Opening Date shall be a Cost of Non-Gaming Operations.

(c)                                  In consultation with the Business Board, Manager shall direct the Enterprise to procure, install and operate a closed circuit television surveillance system to be used for monitoring the appropriate Commercial Activities of the Enterprise and such other activities as the Business Board and Manager may agree upon from time to time.

2.8                               Bank Accounts, Reserve Funds and Permitted Investments.

(a)                                 Subject to Section 2.8(f), on or prior to the Opening Date, the Tribe, on behalf of itself and the Enterprise, and Manager shall execute the Blocked Account Agreement and establish and activate the Blocked Account(s) described therein. The Tribe, the Enterprise and Manager shall deposit all Gross Revenues daily into the Blocked Account(s) and shall take such actions and execute and deliver such agreements and instructions as shall be necessary or appropriate from time to time to ensure that all Gross Revenues continue to be deposited into the Blocked Account(s). Manager shall also establish other segregated bank accounts with the approval of the Business Board for the operation of the Enterprise (the “Enterprise Accounts”), which accounts must indicate the custodial nature of the accounts. The Blocked Account(s) and the Enterprise Accounts shall be established at such bank as the Business Board and Manager shall agree upon from time to time; provided, however, that such bank shall be organized under the laws of the United States of America or any state thereof; and provided, further, that such bank is a member of the Federal Deposit Insurance Corporation and has combined capital, profits and surplus of at least One Hundred Billion Dollars ($100,000,000,000). The funds in the

Exhibit 9-27

Blocked Account(s) and the Enterprise Accounts shall be considered to be funds of the Enterprise and shall not be considered to have been distributed to the Tribe or to be available to the Tribe to be used for purposes unrelated to the Enterprise.

(b)                                 The signatures of authorized representatives of Manager shall be the only signatures required to make withdrawals from the Blocked Account(s) or Enterprise Accounts (i) for single withdrawals of less than Two Hundred Fifty Thousand Dollars ($250,000) or such greater amount as the Business Board may establish from time to time, (ii) for the purposes of making payments on behalf of the Tribe or the Enterprise for payouts, prizes, payroll, taxes, purchases of currency, and payment of amounts owing to Manager under this Agreement, including, without limitation, the Management Fee under Section 5.12(a), (iii) payments to such additional payees or for such additional purposes as the Business Board may approve from time to time, or (iv) if the Tribe or the Enterprise are in default of their obligations under this Agreement; provided, however, that the monies withdrawn by Manager are to be used only for the expenses of the Enterprise or payments or distributions pursuant to Section 5.12 or the other provisions of this Agreement. Except as set forth in the preceding sentence, the signature of the Business Board’s designated representative will also be required for withdrawals from the Blocked Accounts or the Enterprise Accounts. Cash withdrawals shall not be permitted except pursuant to policies drafted by Manager and approved by the Business Board. The authorized representatives of Manager for the purposes of this Section may include Manager Employees or Off-Site Manager Employees.

(c)                                  Notwithstanding the foregoing, the Tribe and the Enterprise agree that, without requiring the signature of any member of the Business Board or its representative, Manager may, or may direct the Enterprise to, make or permit timely transfers between or among any of the Blocked Account(s) and, subject to the terms and provisions of any Facility Loan, any of the Enterprise Accounts, including, without limitation, transfers necessary or appropriate to facilitate the payment on behalf of the Enterprise of (i) Costs of Non- Gaming Operations; (ii) required debt service on the Transition Loan and the Facility Loan, as well as any other third party loans to which Manager has consented in writing pursuant to the terms of this Agreement or any other agreement; (iii) the Management Fee; (iv) any reasonable reserves created and approved by the Business Board and Manager; and (v) payments to the Tribe pursuant to Section 5.12(a).

(d)                                 Subject to the terms and provisions of any Facility Loan, Manager may direct the Enterprise to invest funds deposited in the Blocked Account(s) and the Enterprise Accounts in the following permitted investments: (i) a money market mutual fund registered under the Investment Company Act of 1940 that invests exclusively in (1) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (2) commercial paper having, at the time of acquisition, a rating of A-1 or P-l or better from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively; or (ii) other investments as may be directed by Manager with the prior written consent of the Business Board.

(e)                                  In order to secure the obligations of the Tribe and the Enterprise to Manager and its Affiliates under this Agreement and the other Transaction Documents, the Tribe and the Enterprise will, pursuant to a separate Security Agreement, grant to Manager a security interest in the Collateral Assets. By execution of this Agreement, the Tribe and the Enterprise shall be

Exhibit 9-28

deemed to have agreed to the form of Security Agreement, attached as an exhibit to the Gaming Management Agreement. The Tribe and the Enterprise agree to execute and deliver to Manager the Blocked Account Agreement, the Security Agreement, financing statements applicable to the Collateral Assets, and such other amendments, agreements and financing statements which amend, supplement or supersede the Blocked Account Agreement, the Security Agreement and such financing statements, as Manager may reasonably request in order to confirm the creation, attachment and perfection of the security interest of Manager and its Affiliates in the Collateral Assets.

(f)                                   Notwithstanding Section 2.8(e) above, or any other provision of this Agreement to the contrary, unless the Facility Loan Lenders otherwise agree in accordance with the terms of the Facility Loan, neither the Tribe nor the Enterprise shall be required to grant Manager any security interests in the Collateral Assets or any other assets during any time when a Facility Loan is outstanding. To the extent any such security interests are in place at the time when a Facility Loan is entered into, Manager shall release and terminate all such security interests (including all Security Agreements, Blocked Account Agreements, UCC financing documents and other documents and instruments creating or perfecting any such security interests) substantially concurrently with the closing of the Facility Loan.

2.9                               Enforcement of Rights.

(a)                                 Except as otherwise provided in Section 2.9(b), the Business Board and Manager shall mutually agree with respect to the handling of the defense, prosecution or settlement of civil disputes with third parties relating to activities conducted by the Enterprise, Enterprise Employees or Manager Employees or contracts or causes of action relating the Facility or the Enterprise. The Parties will assist and cooperate with each other with respect to such third-party disputes. All uninsured liabilities incurred or expenses incurred by the Tribe or Manager or any of the Affiliates, employees, officers, directors, members, shareholders, agents, representatives, successors or permitted assigns of any Party or its Affiliates in defending such claims by third parties or prosecuting claims against third parties shall be considered Costs of Non-Gaming Operations.

(b)                                 Manager may, in accordance with Manager’s good faith business judgment and without requiring the consent of the Business Board, settle and pay in the name of and on behalf of the Enterprise, the Tribe, Manager, Manager’s Affiliates or any of their respective employees, officers, directors, members, shareholders, agents, representatives, successors or permitted assigns any claims brought against such persons or entities arising out of or relating to Commercial Activities conducted by the Enterprise or other activities or transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that, in the case of settlements which do not involve claims against Manager, its Affiliates or related persons, the total amount to be paid pursuant to the settlement is less than Two Hundred Fifty Thousand Dollars ($250,000) and the total amount to be paid pursuant to all settlements entered into in the applicable Fiscal Year is less than Three Million Dollars ($3,000,000); and provided, further, that, in the case of settlements which involve claims against Manager, its Affiliates or related persons, the total amount to be paid pursuant to the settlement is less than One Hundred Thousand Dollars ($100,000) and the total to be paid pursuant to all such settlements in the applicable Fiscal Year is less than Seven Hundred Fifty Thousand Dollars ($750,000). The

Exhibit 9-29

Business Board may increase the foregoing amounts in its discretion. The Manager shall not enter into settlements which exceed the applicable threshold amounts without the consent of the Business Board unless, in the case of claims brought against Manager, its Affiliates or related persons, Manager or its Affiliates agree to pay the excess over the threshold amount from funds of Manager or its Affiliates and not from funds of the Enterprise.

2.10                        Fire, Safety and Law Enforcement Services. The Tribe and the Business Board shall be responsible for obtaining, and Manager shall assist the Tribe and the Business Board in obtaining, adequate coverage for fire, safety and law enforcement services for the Facility and the Enterprise and may, in their discretion, have such services provided on a contractual basis by local fire and police departments. The Parties agree that the costs of any fire, safety or law enforcement protection services shall be Costs of Non-Gaming Operations and, if provided by a department of the Tribe, shall not exceed the actual cost to the Tribe of providing such services.

2.11                        Timely Payment of Costs of Non-Gaming Operations. Manager shall be responsible for directing the Enterprise to pay Costs of Non-Gaming Operations on behalf of the Enterprise from the bank account(s) established pursuant to Section 2.8 so as to avoid any late-payment penalties (except those incurred as a result of good faith payment disputes or the failure of the Business Board or its designated representative to timely approve such payments, if required) to the extent funds of the Enterprise are available; provided, however, that payment of all such costs (and taxes or similar payments arising from Enterprise operations) shall be solely the legal responsibility of the Enterprise.

2.12                        Acquisition of Equipment.

(a)                                 All equipment shall be acquired by the Tribe or the Enterprise or by Manager, acting as agent for the Tribe or the Enterprise, from distributors and manufacturers approved by the Business Board.

(b)                                 All acquisitions of new Furnishings and Equipment after the Opening Date shall be purchased or leased by the Tribe or the Enterprise at the direction of Manager, as agent for the Tribe or the Enterprise, under market terms and conditions, unless otherwise agreed to by the Business Board.

2.13                        Hours of Operation. Manager shall establish the operating days and hours of the Facility and the Enterprise, which, unless otherwise agreed by Manager and the Business Board, shall be seven (7) days per week and twenty-four (24) hours per day.

2.14                        Access to Facility. Manager shall, and shall direct the Enterprise to, provide immediate access at all times to those locations within the Facility which operate the Enterprise’s Commercial Activities for those members of the Business Board who are authorized by the Business Board to access such locations.

2.15                        Advertising. Manager shall, on behalf of the Tribe or the Enterprise, contract for and place advertising, subject to prior approval of the general concepts of the advertising by the Business Board. Advertising costs will be included in the Annual Operating Budgets prepared in accordance with Section 5.3.

Exhibit 9-30

2.16                        Maintenance. Manager will direct the Enterprise to cause the Facility to be repaired and maintained and operated in a clean, good and orderly condition. Repairs and maintenance will be paid as Costs of Non-Gaming Operations.

2.17                        Effective Date; Term.

(a)                                 This Agreement shall become effective automatically (without need of amendment, ratification or other action of the Parties) upon the execution and delivery of this Agreement by the Parties (the “Effective Date”). Unless sooner terminated as provided in Article 6, this Agreement shall expire on the seventh (7th) anniversary of the Commencement Date; provided, however, that the term and expiration date of this Agreement may be extended as provided in Section 6.6.

(b)                                 The Tribe shall use its best efforts to promptly cause any of the following events to occur which have not occurred as of the Effective Date: (i) the determination by the NIGC that approval by the Chairman of the NIGC is not required in order for this Agreement or any Transaction Document to not be void under IGRA; or (ii) the approval of this Agreement or any Transaction Document by the Secretary of the Interior which requires such approval or a determination by the Secretary that such approval is not required.

2.18                        [Intentionally Omitted]

2.19                        Creation and Operation of Business Board. In order to provide a mechanism to ensure the efficient exercise of control over the Enterprise by the Tribe, the Authority agrees to create a business board (the “Business Board”) comprised of the following members: (i) between three (3) and seven (7) voting members appointed by the Authority from time to time (the “Tribal Representatives”), and (ii) non-voting members appointed by Manager from time to time who shall, in any event, always be fewer in number than the number of voting members appointed by the Authority from time to time (the “Manager Representatives”). Upon the request of the Tribal Council, members of the Tribal Council who are not members of the Business Board may attend, but may not vote at, meetings of the Business Board. By execution of this Agreement, and subject to the terms of the Authority Statute, each of the Tribe and the Authority acknowledge and agree that, without requiring any further action or resolution by it or any of its Affiliates, (i) the Business Board, upon its creation, shall have the power of the Tribe and the Authority with respect to all matters relating to this Agreement, the Transaction Documents, the Facility and the Enterprise, and (ii) actions and directions of the Business Board shall be, and shall be deemed to be, actions and directions of the Tribe and the Authority and shall bind the Tribe and the Authority; provided, however, that the Business Board shall not have authority to waive the sovereign immunity of the Tribe or the Enterprise except pursuant to authority delegated by the Tribe to the Business Board in accordance with the Constitution of the Tribe and other applicable Tribal law. The Business Board shall meet as necessary to ensure timely decision-making. Any travel or similar expenses incurred by the Tribal Representative members of the Business Board acting in their capacities as members of the Business Board shall be deemed to constitute a Cost of Non-Gaming Operations. Any compensation to be paid to the Tribal Representatives of the Business Board, acting in their capacities as members of the Business Board, shall be borne by the Tribe and shall not constitute Costs of Non-Gaming Operations or other expenses of the Enterprise. Any expenses or compensation to be paid to the

Exhibit 9-31

Manager Representatives, acting in their capacities as members of the Business Board, shall be borne by Manager and shall not constitute Costs of Non-Gaming Operations or other expenses of the Enterprise.

2.20                        Business Board Meetings.

(a)                                 A regular monthly meeting of the Business Board is to be held at such places and at such times as the Business Board shall determine. Every six (6) months, the Business Board shall distribute a set of meeting times and dates for the next six (6) months. Special meetings of the Business Board may be held whenever and wherever called for by at least two (2) members. Two (2) Tribal Representatives and two (2) Manager Representatives shall constitute a quorum for the transaction of business at any meeting of the Business Board. The Business Board shall appoint a Chairperson and Vice-Chairperson who shall serve two year terms, which terms may be renewed. The appointed Chairperson shall cause a written agenda to be sent to each member of the Business Board for each regularly scheduled meeting and special meeting, at least twenty-four (24) hours in advance of the meeting. The Vice-Chairperson shall conduct the Business Board meetings when the Chairperson is absent or unable to do so.

(b)                                 Once the regular meeting is set by the Business Board, no notice need be given of regular meetings of the Business Board. Notice of the time and place of any special meeting shall be given at least twenty-four (24) hours prior to the meeting. Any member may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the member entitled to the notice, and filed with the minutes of the Business Board. The attendance of a member at, or participation of a member in, a meeting shall constitute a waiver of notice of such meeting, unless the member at the beginning of the meeting (or promptly upon his/her arrival) objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting.

(c)                                  If a quorum is present when a vote is taken, the affirmative vote of the majority of the voting members of the Business Board present shall be the act of the Business Board. The non-voting members of the Business Board may participate in the deliberations of the Business Board, but shall not vote with respect to actions of the Business Board.

(d)                                 Any or all members of the Business Board may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all members participating may simultaneously hear and communicate with each other during the meeting, in which case any required notice of the meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. A member participating in a meeting by this means is deemed to be present in person at the meeting.

(e)                                  Any action required or permitted to be taken by the Business Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the voting members as evidenced by one (1) or more written consents describing the action taken, signed by each voting member, and a copy of such consent is provided to each non-voting member. Action taken by consent is effective when the last voting member signs the consent and the last non-voting member is provided a copy of the consent, unless the consent specifies a different

Exhibit 9-32

effective date. Any such consent has the effect of a meeting vote and may be described as such in any document.

2.21                        Tribal Laws.

(a)                                 The Tribe covenants that the provisions of any Tribal or Tribal Affiliate laws, rules or regulations and any amendments to the foregoing will be enacted in a legitimate and good faith effort to protect the environment, public health and safety, the integrity of Commercial Activities, and to otherwise fulfill the purposes of this Agreement. In the event that the Tribe or its Affiliates are required to adopt or enforce a law, ordinance or regulation to protect the environment, public health and safety or the integrity of the Commercial Activities which materially and adversely affect Manager’s rights, benefits or obligations under this Agreement in a manner that is disproportionate to the adverse economic consequences suffered by the Tribe, the Tribe shall indemnify and reimburse Manager in such amount as will restore to Manager the proportionate Management Fee and other economic benefits under this Agreement to which Manager would have been entitled had such action not been taken by the Tribe.

(b)                                 In the event the Tribe or any of its Affiliates adopts any Tribal or Tribal Affiliate law, rule, regulation, ordinance or resolution, or any amendments to the foregoing not required to be adopted pursuant to federal or State law which would adversely affect the Enterprise’s ability to succeed in the marketplace or which would adversely affect Manager’s rights under this Agreement, the Transaction Documents or any related agreement, the Tribe agrees to make a payment to Manager as of the date of adoption in an amount which would compensate Manager for its economic damages and losses and would place or restore Manager to the economic position it would have enjoyed if such law, rule, regulation, ordinance, resolution or amendment had not been adopted, plus a Late Payment Charge on the outstanding balance of such amount, compounded monthly, for the period from the date of adoption until the date of payment.

(c)                                  The Tribe shall give Manager at least ten (10) business days’ notice of the proposed provisions and adoption of any Tribal or Tribal Affiliate law, rule or regulation, any amendments to the foregoing, or any other Tribal governmental action affecting the Facility, the Enterprise, this Agreement, any Transaction Document, the Transition Loan, the Facility Loan or any rights hereunder or thereunder.

2.22                        Best Efforts; Covenant of Good Faith and Fair Dealing. The Tribe and Manager agree to use their best efforts and to act in good faith in dealing with one another. Manager and the Tribe hereby specifically warrant, represent and covenant to each other that neither shall act in any manner which would cause this Agreement to be altered, amended, modified, canceled, or voided without the consent of the other. The Tribe and Manager further agree that they shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times and will fully cooperate with each other in achieving the goals of this Agreement.

2.23                        Compliance with Financing Agreements. The Tribe, Manager and their respective Affiliates, if applicable, shall comply with the affirmative and negative covenants which they made in the Transition Loan, the Facility Loan and any documents relating thereto.

Exhibit 9-33

2.24                        Affiliates. The Tribe shall, and shall cause its Affiliates to, comply with and act in a manner consistent with this Agreement. The provisions of this Agreement shall bind the Tribe’s Affiliates, including, without limitation, the Business Board, the Gaming Commission, the Enterprise or any other agency, instrumentality or subdivision of the Tribe, as if such entity had executed this Agreement. Upon the request of Manager, the Tribe shall cause such entities to execute and deliver such joinder or similar agreement as Manager may reasonably request.

2.25                        Tribal Licenses. The Tribe acknowledges and agrees that Manager, Manager’s Affiliates or their respective officers, directors, managers, shareholders, members and employees shall not be required to obtain any license, permit or approval from the Tribe, the Gaming Commission or any other Affiliate of the Tribe in order for Manager to perform its obligations under this Agreement or such other persons or entities to support Manager in performing its obligations under this Agreement. The Tribe or its Affiliates shall not take or fail to take any Tribal Governmental Action which is adverse to the interests of Manager, any Manager Affiliate or their respective officers, directors, managers, shareholders, members or employees (including, without limitation, any Manager Employee or Off-Site Manager Employee) or which conflicts or is inconsistent with any Legal Requirements. The Tribe and its Affiliates shall be deemed to have waived sovereign immunity in connection with any proceeding, hearing or appeal contemplated by any Legal Requirement or any action to compel, or enforce any determination of, the foregoing; provided, however, that such waiver does not modify the provisions of Section 10.3(k). The Tribe acknowledges and agrees that Manager, Manager’s Affiliates or their respective officers, directors, managers, shareholders, members and employees shall not be required to obtain any license, permit or approval from the Tribe, the Gaming Commission or any other Affiliate of the Tribe in order for Manager to retain its rights or perform its obligations under this Agreement or such other persons or entities to support Manager in performing its obligations under this Agreement. Any action or failure to act by the Tribe’s Affiliates shall be deemed for all purposes to be an action or failure to act by the Tribe for which the Tribe shall be responsible pursuant to the terms of this Agreement. The Tribe acknowledges and agrees that Manager, Manager’s Affiliates or their respective officers, directors, managers, shareholders, members and employees shall not be required to obtain any license, permit or approval from the Tribe or any Affiliate of the Tribe in order for Manager to perform its obligations under this Agreement or such other persons or entities to support Manager in performing its obligations under this Agreement. The Tribe acknowledges and agrees that the Enterprise does not require a license by the Tribe, the Gaming Commission or any other Tribal Affiliates in order to operate or engage in Commercial Activities.

2.26                        Taxes.

(a)                                 If the State of California or any local government attempts to impose any tax, including, without limitation, any possessory interest tax, upon any Party to this Agreement or its Affiliates with respect to the Enterprise, the Facility or the Site, the Enterprise, in the name of the appropriate party or parties in interest, shall resist such attempt through legal action. This Section 2.26(a) shall in no manner be construed to imply that any Party to this Agreement or the Enterprise is liable for any such tax.

(b)                                 The Tribe agrees that neither it nor any agent, agency, Affiliate or representative of the Tribe will impose any taxes, fees, assessments or other charges of any nature whatsoever

Exhibit 9-34

on payments of any debt service to any Lender, Manager or any of their Affiliates, or on the Enterprise, the Facility, the revenues therefrom or the Management Fee or other payments due Manager under this Agreement or any Transaction Document. Unless otherwise agreed by Manager, the Tribe and any agent, agency, Affiliate or representative of the Tribe will not impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits of, or dividends paid to, any of Manager’s or its Affiliates’ stockholders, officers, directors, or employees, or any of the employees of the Enterprise; or any provider of goods, materials or services to the Enterprise or upon any patron of the Enterprise; provided, however, that the Tribe may impose a nondiscriminatory sales, use, excise or other tax on patrons of the Facility or the Enterprise to the extent that it is a substitute for a similar tax then charged by the State or the local government whose boundaries include the Site but which is not applicable to the Site, or transactions taking place on the Site, and the tax is no greater than the avoided taxes that would have been charged by the State or local government. In addition to its rights under Article 6, Manager retains the right to terminate this Agreement and all related agreements if it reasonably determines that any statute, law, code or regulation of the Tribe renders operation of the Enterprise, or any component thereof, uncompetitive. The Tribe agrees that, although it has the power to do so, it recognizes the importance of remaining competitive, and therefore it will not levy or assess any tax upon the sale of goods or services by the Enterprise except as permitted by this Section. If any taxes, fees or assessments are levied by the Tribe or its Affiliates which are inconsistent with the terms of this Section, the Tribe shall indemnify and hold harmless the payers of any such taxes, fees or assessments which are paid. The provisions of this Section shall survive the expiration or earlier termination of this Agreement, regardless of the reason for such termination.

2.27                        Enactment of Ordinances. The Parties acknowledge and agree that, in order for the Enterprise to succeed, it will be necessary or advisable that the Tribe or its Affiliates adopt such laws, rules, regulations, ordinances or resolutions, or amendments to the foregoing, as may be required, appropriate or contemplated in accordance with Legal Requirements and to maintain such laws, rules, regulations, ordinances or resolutions in full force and effect during the term of this Agreement, including, without limitation and to the extent applicable, a building and safety code ordinance, a public health, safety and welfare standards ordinance, a labor ordinance, and an environmental ordinance. In the event that, after receiving a request from Manager, the Tribe or any of its Affiliates fails to adopt any such laws, rules, regulations, ordinances or resolutions on a timely basis, the Tribe agrees to make a payment to Manager in an amount which would compensate Manager for its economic damages and losses and would place or restore Manager to the economic position it would have enjoyed if such law, rule, regulation, ordinance, resolution or amendment had been adopted on a timely basis, plus a Late Payment Charge on the outstanding balance of such amounts, compounded monthly, for the period from the date of Manager’s request until the date of payment.

2.28                        Standard of Care. The standard of care which shall apply to Manager in the performance of its obligations under this Agreement shall be reasonable efforts of a manager managing a similar project or facility.

2.29                        Management Exclusivity. Prior to the expiration or termination of this Agreement, the Tribe agrees that, without the prior and express consent of Manager, the Tribe, any Tribal Affiliate, any member of the Tribal Council or the Tribe or any of their respective

Exhibit 9-35

agents or representatives shall not, directly or indirectly, (i) enter into any discussions, negotiations, arrangements, understandings or agreements with any person or entity other than Manager or any Manager Affiliate regarding such person or entity assisting the Tribe or the Enterprise in the operation or management of the Enterprise (other than communications between the Tribe or the Gaming Commission and the NIGC or law enforcement authorities and communications between the Tribe or the Gaming Commission and background investigators, independent auditors or attorneys solely in connection with the provision of investigative, auditing or legal services, as applicable, to the Tribe or the Gaming Commission), or (ii) operate or manage the Enterprise itself or themselves without the services of Manager. The Tribe represents and warrants that, prior to the date of this Agreement, the Tribe and any Tribal Affiliates have not entered into any communications, discussions, negotiations, arrangements, understandings or agreements referenced in this Section. After the date of this Agreement, the Tribe agrees to disclose any communications, discussions, negotiations, arrangements, understandings or agreements which occur in violation of the provisions of this Section immediately upon discovery of their occurrence. Notwithstanding the foregoing provisions of this Section, upon the termination of this Agreement or during the period commencing nine (9) months prior to the expiration of this Agreement, the Tribe may, without the consent of Manager, enter into communications, discussions, negotiations, arrangements, understandings or agreements with third parties regarding such person or entity assisting the Tribe or the Enterprise in the operation or management of the Enterprise; provided, however, that, during the period prior to the expiration of this Agreement, the Tribe provides Manager with prior written notice of such communications, discussions, negotiations, arrangements, understandings or agreements.

2.30                        Amendment to Agreement. In the event Manager desires to amend or restate this Agreement after the Effective Date of this Agreement, the Tribe agrees to (i) consider and negotiate in good faith with Manager regarding its proposed amendment or restated version of this Agreement, and (ii) if the Tribe agrees, in its discretion, to such proposed amendment or restated version of this Agreement, promptly approve, execute and deliver two or more counterparts of such amendment or restated version of this Agreement. The Tribe further agrees to act in good faith and use its best efforts to promptly (i) submit such amendment or restated version of this Agreement to any governmental authorities Manager may request, (ii) address and resolve any issues raised by such governmental authorities, and (iii) cause such governmental authorities to approve such amendment or restated version of this Agreement or issue a determination that such approval is not required.

ARTICLE 3

EMPLOYMENT MATTERS; OTHER COVENANTS

3.1                               Manager’s Responsibilities for Employees.

(a)                                 Manager shall have, subject to any applicable provisions of Enterprise Employee Policies, the exclusive responsibility and authority to direct the selection, hiring, training, promotion, control and discharge of all Enterprise Employees. All Enterprise Employees shall be employees of the Tribe or the Enterprise.

(b)                                 Manager shall have the exclusive responsibility and authority to direct the selection, hiring, training, promotion, control and discharge of all Manager Employees and Off-

Exhibit 9-36

Site Manager Employees without such actions being subject to Enterprise Employee Policies or any involvement of the Business Board or any other Affiliate of the Tribe. All Manager Employees or Off-Site Manager Employees shall be employees of Manager or its Affiliates.

(c)                                  The terms of employment of all Enterprise Employees, Manager Employees and Off-Site Manager Employees shall comply with all Legal Requirements.

3.2                               Enterprise Employee Policies. Manager shall prepare a draft of personnel policies and procedures (the “Enterprise Employee Policies”) which shall include a job classification system with salary levels and scales and grievance procedure. Disputes regarding any terms of employment with respect to any Enterprise Employee and Manager shall first be resolved through the Enterprise Employee Policies. Any dispute that cannot be resolved through the Enterprise Employee Policies shall be submitted to an employee review board for resolution in accordance with applicable Tribal Law. Such Enterprise Employee Policies shall be subject to approval by the Business Board. The Enterprise Employee Policies shall include a grievance and dispute resolution procedure in order to establish fair and uniform standards for the Enterprise Employees which include procedures for the initiation and resolution of disputes between Enterprise, the Tribe, Manager, any Affiliate of Manager or any Manager Employee, on one hand, and any Enterprise Employee, on the other hand. The Enterprise Employee Policies and any amendments thereto shall not be effective unless they are approved by the Business Board. The Enterprise Employee Policies shall not be applicable to Manager Employees or Off-Site Manager Employees unless expressly agreed in writing by Manager.

3.3                               Manager Employees. The Enterprise shall reimburse Manager or its Affiliates an amount equal to the actual Compensation (including, but not limited to, salaries, benefits, pension, retirement, severance or similar benefits) which is related to Manager Employees and the services they provide, plus the full amount of any travel and other business expenses incurred by such Manager Employees for the benefit of the Tribe or the Enterprise. Manager or its Affiliates shall only be reimbursed for the actual Compensation and expenses incurred relating to such Manager Employees and the services they provide without any additional fee, mark-up or premium. The amount of such reimbursements shall be Costs of Non-Gaming Operations and shall be included in the Annual Operating Budget approved by the Business Board.

3.4                               Off-Site Manager Employees. Subject to the Business Board’s approval of such costs in the Annual Operating Budget or as otherwise agreed in writing by the Business Board, Manager shall have the right to use employees of Manager or its Affiliates not located at the Facility to provide services to the Enterprise (“Off-Site Manager Employees”). Upon the request of the Business Board, Manager shall cause the Enterprise to hire full-time employees or third parties to perform functions which have been or could be performed by Off-Site Manager Employees if the Business Board and Manager agree that hiring a full-time Enterprise Employee would result in less cost to the Enterprise than using Off-Site Manager Employees to perform the same or similar functions. The Enterprise shall reimburse and pay Manager or its Affiliate an amount equal to a pro-rated portion of the expenses and costs (including, but not limited to, Compensation, salaries, benefits, pension, retirement or similar benefits) which are related to such Off-Site Manager Employees and the services they provide, plus business expenses associated with providing services to the Tribe or the Enterprise, including, without limitation, travel, meals and lodging for business trips to the Facility or other locations necessary to perform

Exhibit 9-37

services for the Enterprise. The amounts of such reimbursements shall be Costs of Non-Gaming Operations and the budget for such amounts shall be included in the Annual Operating Budget approved by the Business Board. The amounts which the Enterprise shall pay Manager or its Affiliates for the services of such Off-Site Manager Employees shall be based on the same allocation formula and other reimbursement amounts, policies and procedures which Manager or its Affiliates use in allocating and obtaining reimbursement for the services provided by such Off-Site Manager Employees to other facilities or enterprises owned or managed by Manager and its Affiliates. Manager or its Affiliates shall not receive reimbursement for salary or benefits related to Off-Site Manager Employees of Manager’s parent who have the level of seniority of Senior Vice President or above. Off-Site Manager Employees shall not be required to obtain gaming or other licenses from the Gaming Commission. Off-Site Manager Employees shall not be required to obtain gaming or other licenses from the Tribe or any Tribal Affiliate.

3.5                               No Manager Wages or Salaries. Except as otherwise provided in Sections 3.3 and 3.4, neither Manager nor its Affiliates nor any of their respective officers, directors, shareholders, or employees shall be compensated by wages or other payments paid by the Enterprise for any work which they perform for the Enterprise, except for the Management Fee to be paid to Manager hereunder.

3.6                               [Intentionally Omitted]

3.7                               [Intentionally Omitted]

3.8                               Indian Preference, Recruiting and Training. In order to maximize the benefits of the Enterprise to the Tribe, Manager shall, to the extent permitted by applicable law (including, but not limited to, the Indian Civil Rights Act, 25 U.S.C. §§ 1301 et seq.), direct the Enterprise to give preference in recruiting, training and employment in all job categories of the Enterprise to members of the Tribe qualified for the position if and as required in any duly enacted Tribal member preference ordinance adopted by the Tribe. Manager shall direct the Enterprise to:

(a)                                 conduct job fairs and skills assessment meetings for Tribal members;

(b)                                 abide by any duly enacted Tribal member preference ordinance;

(c)                                  in consultation with and subject to the approval of the Business Board, develop a management training program for Tribal members or individuals selected by the Business Board, which program shall commence no later than ninety (90) days before the scheduled Opening Date and shall be structured to provide appropriate training for those participating to assume full managerial control of the Enterprise and the Facility at the conclusion of the term of this Agreement; and

(d)                                 whenever reasonably possible, fill Enterprise Employee positions with a member of the Tribe who has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner and can satisfy the reasonable bonding requirements of Manager. Final determination of the qualifications of Tribal members and all other persons for employment shall be made by Manager.

Exhibit 9-38

3.9                               Discipline of Enterprise Employees. With the exception of Manager Employees and Off-Site Manager Employees, Manager will direct the Enterprise to act in accordance with the Enterprise Employee Policies with respect to the hiring, training, discharge, demotion or discipline of any Enterprise Employee. Manager shall retain sole discretion with respect to the hiring, training, discharge, demotion or discipline of any Manager Employee or Off-Site Manager Employee.

3.10                        Conflict of Interest.

(a)                                 Manager covenants that it will not unduly interfere with, or attempt to influence the internal affairs or government decisions of, the Tribe for its gain or advantage.

(b)                                 Manager hereby certifies that no payments have been made or will be made in the future by Manager to any Tribal official, member of the Tribal Council, relative of any Tribal official or Tribal government employee for the purpose of obtaining any special privilege, gain, advantage or consideration for Manager, except for the fees payable to the Tribe pursuant to this Agreement or the Tribe’s Affiliates in the normal course of business; provided, however, that nothing in this provision shall prohibit Manager from making contributions to community organizations associated with the Tribe or to the Tribe for the purpose of funding community activities.

(c)                                  No member or official of the Tribal Council, the Business Board or any other Affiliate of the Tribe may be employed by Manager or have a direct or indirect financial interest in this Agreement. Members or officials of the Tribal Council, the Business Board, or the Gaming Commission shall not be eligible for employment at the Facility or the Enterprise, but will be eligible to enter into contracts for the provision of goods or services for the Facility and the Enterprise.

3.11                        Participation in Tribe Functions. Manager acknowledges that personnel who are members of the Tribe have cultural and religious responsibilities to perform in regard to Tribal rituals and similar activities. Manager will schedule working hours and take other actions, with the assistance and advice of the Business Board, to accommodate Tribal members in performing these responsibilities without affecting their employment status or position.

3.12                        Alcoholic Beverages and Tobacco Sales. During the term of this Agreement, alcoholic beverages shall be sold and served at the Facility in accordance with Legal Requirements. The Parties acknowledge that enabling Tribal legislation for the sale of alcoholic beverages is required, and that such legislation will be necessary in order to serve alcoholic beverages at the Facility. The Tribe agrees to enact and perfect such legislation, and use best efforts to obtain any and all other requisite approvals as soon as possible, including, without limitation, publication of such legislation governing the sale of alcoholic beverages in the Federal Register, pursuant to 18 U.S.C. §1154 and §1161, but in no event later than thirty (30) days prior to the Opening Date. The Tribe and Manager hereby mutually agree to include service of such beverages within the Facility. Tobacco shall also be sold at the Facility, subject to and in accordance with the Tribe’s licensing requirements, if any.

Exhibit 9-39

3.13                        No Liens or Encumbrances. During the term of this Agreement, the Tribe shall not act in any way whatsoever, either directly or indirectly, to cause or suffer any person or entity to hold a security interest, lien or encumbrance on the personal property assets of the Enterprise, other than security interests in the Collateral Assets in favor of Manager, Manager’s Affiliates or Lender, or to allow any person or entity to obtain any interest in this Agreement, without the prior written consent of Manager. The Tribe and Manager (to the extent within Manager’s control) shall keep the personal property assets of the Enterprise free and clear of all enforceable mechanics’ and other liens resulting from the construction of the Facility and all other enforceable liens which may attach to the personal property assets of the Enterprise. If any such lien is claimed or filed, it shall be the duty of the Tribe to discharge, or cause the Enterprise to discharge, the lien within thirty (30) days after having been given written notice of such claim, either by payment to the claimant, by the posting of a bond and the payment into court of the amount necessary to relieve and discharge the Enterprise or the assets of the Enterprise from such claim, or in any other manner which will result in the discharge or stay of such claim, and Manager is authorized to act on behalf of the Tribe or the Enterprise to discharge any liens. Notwithstanding the foregoing, the Tribe and the Enterprise shall have the right to grant a security interest in the Collateral Assets to Lender to secure the Tribe and the Enterprise’s obligations to Lender under the Transition Loan or Facility Loan documents.

3.14                        Additional Tribal Covenants. The Tribe further covenants and agrees as follows:

(a)                                 The Tribe shall not permit the Business Board or the Enterprise to sell, lease, transfer or otherwise dispose of any of the Enterprise properties or assets of the Enterprise, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Tribe, any members of the Tribe or any entity wholly or partially owned by any member of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Tribe or the Enterprise than those that would have been obtained in a comparable transaction by the Tribe or the Enterprise with an unrelated person or entity, and (ii) the Business Board delivers to Manager with respect to any Affiliate Transaction involving aggregate payments in excess of $100,000 a resolution adopted by a majority of the disinterested members of the Business Board approving such Affiliate Transaction and certifying that such Affiliate Transaction complies with clause (i) above, and, with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a written opinion as to the fairness to the Tribe or the Enterprise from a financial point of view issued by an independent financial advisor with assets in excess of $1 billion.

(b)                                 The Tribe shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) the existence in accordance with the respective organizational, statutory, constitutional or legal documents (as the same may be amended from time to time) of the Tribe and the Enterprise and (ii) all rights, licenses and franchises of the Tribe and the Enterprise.

(c)                                  The Tribe covenants to use its best efforts to obtain and retain in full force and effect at all times all federal, state, local and Tribal licenses, certificates and authorizations (including, but not limited to, gaming licenses, licenses for the sale of alcoholic beverages and licenses of the Facility) which may be necessary or desirable for the occupancy of the Facility or

Exhibit 9-40

the operation of the Enterprise; provided, that, if, in the course of the exercise of its governmental or regulatory functions, the Tribe is required to condition, suspend or revoke any consent, permit or license or close or suspend any operation of any part of the Facility or the Enterprise as a result of any noncompliance with Legal Requirements, the Tribe and the Enterprise will use their best efforts to promptly and diligently correct such noncompliance so that the Facility and the Enterprise will be opened and fully operating.

(d)                                 Within thirty (30) days following the Tribe’s establishment of any Tribal Court in accordance with all applicable Legal Requirements, the Tribe, upon the request of Manager, shall file an action with such Tribal Court seeking the entry of a stipulated declaratory judgment upholding the validity and enforceability of this Agreement and the Transaction Documents, the form of which will be mutually agreed to by the Tribe and Manager. The Tribe represents and warrants that, once established, the Tribal Court will have full authority under the Tribe’s Constitution and laws to enter an order upholding the validity and enforceability of this Agreement and the Transaction Documents, and to enter orders prohibiting the impairment of contracts and requiring due notice of any proposed changes of any such contracts, including, without limitation, this Agreement and all of the other Transaction Documents.

(e)                                  The Tribe agrees that the Enterprise shall not develop, construct or otherwise engage in an expansion or major renovation of the Facility after the Facility is initially completed unless the Tribe agrees to amend this Agreement and the other Transaction Documents in such manner as Manager may reasonably request in order to ensure that Manager continues to enjoy substantially the same economic and other rights and benefits under this Agreement and the other Transaction Documents as Manager would have enjoyed if the expansion or major renovation did not occur.

(f)                                   The Tribe and the Enterprise shall not enter into or refinance the Facility Loan, any loan to the Enterprise or any agreement which grants a security interest in any Collateral Assets without the prior approval of Manager, which approval Manager may withhold or condition in its discretion.

(g)                                  The Tribe and the Enterprise shall not lease or encumber all or any portion of the Collateral Assets which are used by the Enterprise without the prior approval of Manager, which approval Manager may condition or withhold in its discretion.

(h)                                 The Tribe agrees to adopt such secured transactions law or ordinance as Manager or Lender may reasonably request in order to clarify issues related to secured transactions involving the Tribe, its Affiliates or assets located on Indian Lands of the Tribe.

(i)                                     The Tribe shall make all payments and perform all obligations in accordance with the terms of the documents evidencing and relating to the Transition Loan and the Facility Loan.

(j)                                    The Tribe shall segregate the assets and liabilities of the Enterprise from the assets and liabilities of the Tribe, any Other Entities or any other Affiliates of the Tribe (other than, in each case, any Gaming Enterprise). Without limiting the generality of the foregoing, the Tribe shall (i) not commingle assets of the Enterprise with the assets of the Tribe, any Other

Exhibit 9-41

Entities or any other Affiliates of the Tribe (other than, in each case, any Gaming Enterprise), (ii) not voluntarily comingle liabilities of the Enterprise with the liabilities of the Tribe, any Other Entities or any other Affiliates of the Tribe (other than, in each case, any Gaming Enterprise), (iii) identify and record in appropriate books and records assets and liabilities as assets or liabilities of the Enterprise, the Tribe, any Other Entities or any other Affiliates of the Tribe, as the case may be, and (iv) maintain separate accounting books and records and financial statements for the Enterprise, the Tribe, any Other Entities or other Affiliates of the Tribe, as the case may be; provided that, notwithstanding the foregoing, a single set of accounting books and records and financial statements may be maintained for the Enterprise and any Gaming Enterprise.

(k)                                 The Tribe and its Affiliates will not take any position in any court, proceeding or other forum which is inconsistent with the representations and warranties set forth in this Agreement.

(l)                                     The Tribe and the Enterprise agree that, unless Manager otherwise consents, they shall act in good faith and use their best efforts to negotiate and enter into a Facilities Loan which (i) permits the repayment of the Transition Loan from the first proceeds of the Facility Loan, and (ii) permits prepayment of the Facilities Loan at any time and without penalty. Unless Manager otherwise consents, which consent Manager may condition or withhold in its discretion, the Tribe and the Enterprise shall not enter into or amend the Facilities Loan and the Tribe shall (i) pay the Transition Loan in full from the first proceeds received from the Facility Loan, (ii) in the event that, for any reason, the Tribe or the Enterprise do not pay the Transition Loan in full from the first proceeds received from the Facility Loan, the Tribe or the Enterprise shall, subject to the terms of the Facility Loan, pay the Transition Loan in full from Tribal or Enterprise revenues or loan proceeds as soon thereafter as possible and, in any event, upon demand, and (iii) subject to the terms of the Facility Loan, repay and prepay the Facility Loan from Tribal or Enterprise revenues or loan proceeds in full as soon as possible consistent with the Tribe’s responsibilities to fund tribal government operations or programs and provide for the general welfare of the Tribe and its members. Unless Manager otherwise consents, which consent Manager may condition or withhold in its discretion, the Tribe and the Enterprise shall not, prior to the date the Transition Loan and the Facility Loan are repaid in full, (i) borrow funds other than pursuant to the Transition Loan or the Facility Loan, or (ii) make donations to charitable organizations or help fund operations of local government agencies except for payments which constitute Governmental Agreement Payments.

ARTICLE 4

INSURANCE

4.1                               Duty to Maintain. Manager, on behalf of the Tribe and the Enterprise, shall arrange for, obtain and maintain during the course of this Agreement as Costs of Non-Gaming Operations insurance coverages (including, without limitation, public liability and property loss or damage coverages) in forms and amounts that will adequately protect the Facility and the Enterprise, naming the Tribe, the Enterprise, Manager and Manager’s Affiliates as insured parties thereunder; provided, however, that in no event shall the coverage amounts thereunder be less than the amounts which may be required by any Legal Requirement. The insurance policies

Exhibit 9-42

shall cover actions or omissions by Manager Employees and Off-Site Manager Employees, as well as actions or omissions by Enterprise Employees.

4.2                               Payment of Deductibles. In the event that an occurrence which is covered by insurance is primarily the result of an action or omission by a Manager Employee or an Off-Site Manager Employee, Manager shall be responsible for paying the detectable associated with such occurrence and such payment shall not be a Cost of Non-Gaming Operations. In the event that an occurrence which is covered by insurance is not primarily the result of an action or omission by a Manager Employee or an Off-Site Manager Employee, the Enterprise shall be responsible for paying the deductible associated with such occurrence and such payment shall be a Cost of Non-Gaming Operations.

4.3                               Evidence of Insurance. Prior to the Opening Date, and from time to time as reasonably requested by the Business Board, Manager shall supply to the Business Board and, if required, any Governmental Authorities copies of the insurance policies, certificates or binders applicable to the Facility or Enterprise operations.

4.4                               Insurance Proceeds. Subject to the terms of the Facility Loan and the terms of Sections 6.4 and 6.6, any insurance proceeds received with respect to the Enterprise shall be deposited into the Blocked Account(s) and disbursed in accordance with the same terms and provisions applicable to Gross Revenues of the Enterprise; provided, however, that, if there is any insurance recovery for a claim related to the operation of the Enterprise for which either the Tribe or Manager has previously paid from its own separate funds, then, to the extent of amounts paid by either of such Parties, the insurance proceeds will be paid over to them and the balance shall be deposited into the Blocked Account(s).

ARTICLE 5

BUDGETS, COMPENSATION; REIMBURSEMENT

5.1                               Pre-Opening Budget; Staffing Plan.

(a)                                 Not later than one hundred eighty (180) days prior to the scheduled Opening Date, Manager shall implement a pre-opening program which shall include all activities necessary to financially and operationally prepare the Facility and the Enterprise for the Opening Date. To implement the pre-opening program, Manager shall prepare a comprehensive pre-opening budget which shall be submitted to the Business Board for its approval not later than one hundred twenty (120) days prior to the scheduled Opening Date (the “Pre-Opening Budget”). The Pre-Opening Budget shall set forth operating expenses which Manager anticipates to be necessary or desirable in order to prepare the Facility for the Opening Date. It shall also include a statement of pre-opening expenses incurred to date, including, without limitation, the following: pre-opening salaries, wages and benefits; advertising; food and beverage; employment center; employment background checks; outside services; utilities/supplies/phone/etc; grand opening party; Tribal fees, legal fees, consulting fees, and interest on the Transition Loan incurred prior to the Opening Date which the Manager determines after consultation with the Business Board should be expensed in accordance with GAAP in accounting periods prior to the Opening Date, rather than capitalized; and other pre-opening expenses (“Pre-Opening Expenses”). Pre-Opening Expenses may include costs and expenses incurred by Manager or its Affiliates (including

Exhibit 9-43

expenses, costs and benefits of Manager Employees and Off-Site Manager Employees); provided, however, that the costs and expenses for Manager Employees shall only include the actual costs and expenses incurred without any additional fee, mark-up or premium; and provided, further, that the costs and expenses for Off-Site Manager Employees shall be included in accordance with the provisions set forth in Section 3.4. Unless otherwise agreed to by Manager, the Pre-Opening Expenses of the Enterprise shall be funded through the Facility Loan.

(b)                                 Manager shall have the responsibility and authority to prepare a staffing plan for the Enterprise and to direct the selection, retention and training of all employees performing services in connection with the management, operation and maintenance of the Enterprise on and after the Opening Date, including, without limitation, employees performing security and surveillance services. No later than sixty (60) days prior to the scheduled Opening Date, Manager will have the responsibility to submit to the Business Board, for its approval, the staffing plan. The staffing plan shall cover all personnel necessary to operate the Enterprise (or any portion thereof) in the manner contemplated by this Agreement, which staffing plan shall include, without limitation, organizational charts, a job classification system with job descriptions, salary levels and wage scales.

(c)                                  The Tribe recognizes that the Pre-Opening Budget will be prepared well in advance of the Opening Date and is intended only to be a reasonable estimate, subject to variation due to a number of factors, some of which will be outside of Manager’s control (e.g., the time of completion, inflationary factors and varying conditions for the goods and services required). The Tribe agrees that the Pre-Opening Budget may be modified from time to time, subject to approval of the Business Board in accordance with the procedure established by Section 5.4 for adjustments to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

5.2                               Operating Capital. The Tribe and the Enterprise shall be responsible for providing the operating capital for the Enterprise and the cash necessary to cover any cash shortfalls of the Enterprise.

5.3                               Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

(a)                                 Manager shall, not less than ninety (90) days prior to the scheduled Opening Date, submit to the Business Board, for its approval, a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the remainder of the then current Fiscal Year. Thereafter, Manager shall, not less than sixty (60) days prior to the commencement of each full or partial Fiscal Year, submit to the Business Board, for its approval, a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the ensuing full or partial Fiscal Year, as the case may be. The Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall include a projected income statement, balance sheet and projection of cash flow for the Enterprise, with detailed justifications explaining the assumptions used therein and included with the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall be a schedule of repairs and maintenance (other than Capital Expenditures), a business plan for the Fiscal Year and the minimum balance which must remain in the Enterprise Accounts as of the end of each month during the Fiscal Year to assure sufficient

Exhibit 9-44

monies for the purposes of working capital and other expenditures authorized under the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

(b)                                 The Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the Enterprise will be comprised of the following:

(i)                                     a statement of the estimated income and expenses for the coming Fiscal Year, including estimates as to Gross Revenues and Costs of Non-Gaming Operations for such Fiscal Year, such operating budget to reflect the estimated results of the operation of the Enterprise during each month of the subject Fiscal Year;

(ii)                                  either as part of the statement of the estimated income and expenses referred to in the preceding clause (i), or separately, budgets for:

(A)                               repairs and maintenance;

(B)                               Capital Expenditures;

(C)                               Furnishings and Equipment;

(D)                               the estimated cost of promotional allowances;

(E)                                Manager Employees; and

(F)                                 Off-Site Manager Employees.

(iii)                               a business plan for the subject Fiscal Year.

(c)                                  The Business Board’s review and approval of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall proceed with all deliberate speed and shall not be unreasonably withheld or delayed. To be effective, any notice which disapproves or proposes an adjustment to an Annual Business Plan, Annual Operating Budget or Annual Capital Budget submitted by Manager must contain specific objections or proposed adjustments to individual line items in reasonable detail.

(d)                                 The Business Board may propose adjustments to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget submitted by Manager, in which event the Business Board and Manager shall cooperate in good faith to review and resolve the proposed adjustments. If Manager agrees with the adjustment proposed by the Business Board, the Annual Business Plan, Annual Operating Budget or Annual Capital Budget, as the case may be, shall be adjusted accordingly. If Manager does not agree with any adjustment proposed by the Business Board because Manager does not believe that such adjustment will maximize the Contract Net Revenues of the Enterprise during the term of this Agreement, the Business Board and Manager may agree in writing to a corresponding and appropriate one-time or permanent adjustment in the calculation of Gross Revenues, Cost of Operations or Contract Net Revenues for the purposes of calculating the Management Fee due under this Agreement. If the Business Board and Manager reach an agreement regarding an adjustment to the calculation of the Management Fee and Manager determines such agreement to be legally effective, the applicable Annual Business Plan, Annual Operating Budget and/or Annual Capital Budget, as the case may be, shall include the adjustments proposed by the Business Board, and the calculation of the Management Fee shall thereafter include the adjustments agreed upon by the Business Board and Manager. (This procedure may be used if, by way of example, the Business Board proposes to hire an employee

Exhibit 9-45

or make a Capital Expenditure which Manager does not believe to be a cost-effective expenditure which will maximize the Gross Revenues or Contract Net Revenues of the Enterprise during the term of this Agreement.)

(e)                                  In the event the Business Board and Manager are not able to reach mutual agreement concerning any adjustments to the Annual Business Plan, the Annual Operating Budget, the Annual Capital Budget or the calculation of the Management Fee, as the case may be, within a period of fifteen (15) days after written notice submitted by the Business Board or Manager to the other party, the matter shall be subject to resolution pursuant to Article 10. If the Business Board and Manager are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable Fiscal Year, the undisputed portions of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget submitted by Manager and shall be deemed to be adopted and approved, and the corresponding line item(s) contained in the Annual Business Plan, Annual Operating Budget or Annual Capital Budget for the preceding Fiscal Year shall be adjusted as set forth below shall be substituted in lieu of the disputed item(s) in the proposed Annual Business Plan, Annual Operating Budget or Annual Capital Budget. Those line items which are in dispute shall be determined by increasing the preceding Fiscal Year’s actual expense for the corresponding line items by an amount determined by Manager which does not exceed the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-1984 = 100) (or any successor or replacement index thereto). The resulting Annual Business Plan, Annual Operating Budget and Annual Capital Budget obtained in accordance with the preceding sentences shall be deemed to be the Annual Business Plan, Annual Operating Budget and Annual Capital Budget in effect until such time as Manager and the Business Board have resolved the disputed items.

5.4                               Adjustments to Annual Business Plan, Annual Operating Budget and Annual Capital Budget. Manager may from time to time, after notice to and approval by the Business Board, revise the Annual Business Plan, Annual Operating Budget and Annual Capital Budget approved by the Business Board as necessary to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Manager may, after notice to the Business Board, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget approved by the Business Board as Manager deems necessary; provided, however, that the total adjustments to each of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall not exceed one hundred ten percent (110%) or such greater percentage as the Business Board may establish from time to time of each of the approved Annual Business Plan, Annual Operating Budget and Annual Capital Budget without approval of the Business Board. Manager shall submit a revision of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget to the Business Board for review on a quarterly basis. In addition, in the event actual Gross Revenues for any period are greater than those provided for in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget, the amounts approved in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget for all variable costs for any month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual Gross Revenues for such month bears to the projected Gross Revenues for such month. The Tribe, on behalf of itself and the Business Board,

Exhibit 9-46

acknowledges that the Annual Business Plan, Annual Operating Budget and Annual Capital Budget are intended only to be a reasonable estimate of the Enterprise’s revenues and expenses for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee concerning projected results contained in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

5.5                               Capital Expenditures. Subject to the terms of the Facility Loan, Manager shall direct the Enterprise to expend such amounts for any Capital Expenditures as Manager or the Business Board shall deem to be required, in the course of the operation of the Facility or the Enterprise, to maintain, at a minimum, the Facility and the Enterprise in compliance with any Legal Requirements and to comply with Manager’s recommended programs for renovation, modernization and improvement intended to (i) keep the Facility and the Enterprise competitive in its market, (ii) maintain industry standards, or (iii) correct any condition of an emergency nature, including, without limitation, maintenance, replacements or repairs which are required to be effected, in Manager’s sole discretion, or which otherwise requires immediate action to preserve and protect the Facility and the Enterprise, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Facility’s and the Enterprise’s guests or employees (an “Emergency Condition”). Manager is authorized to take all steps and direct the Enterprise to make all expenditures from the Enterprise Accounts (in the case of non-capitalized repairs and maintenance), or the Capital Expenditure Account (in the case of expenditures for Capital Expenditures) as Manager deems necessary to repair and correct any Emergency Condition, regardless of whether such provisions have been made in the Annual Capital Budget, Annual Operating Budget, and/or Annual Business Plan for any such expenditures; provided that the cost thereof shall not, in any event, be required to be advanced by Manager. Design and installation of Capital Expenditures shall be effectuated in a time period and subject to such conditions as the Business Board and Manager may mutually establish to minimize interference with or disruption of ongoing operations.

5.6                               Capital Expenditure Account. Manager shall direct the Enterprise to establish a Capital Expenditure reserve on the books of account of the Enterprise and/or establish a Capital Expenditure account at such bank as the Business Board and Manager shall agree (such reserve and/or account is hereinafter referred to as the “Capital Expenditure Account”). The funds in the Capital Expenditure Account shall be considered to be assets and funds of the Enterprise. All amounts in the Capital Expenditure Account shall be invested in Permitted Investments in accordance with Section 2.8(c) to the extent that availability of funds, when required, is not thereby impaired. Interest earned on amounts deposited in the Capital Expenditure Account shall be credited to the Capital Expenditure Account and shall be available for payment of expenditures for Capital Expenditures to the Facility. Subject to the terms of the Facility Loan, Manager shall draw on the Capital Expenditure Account to purchase those items included in the Annual Capital Budget approved by the Business Board or such emergency additions, repairs or replacements as shall be required to correct an Emergency Condition or to comply with operating standards.

5.7                               Periodic Contributions to Capital Expenditure Account. Subject to the terms of the Facility Loan, pursuant to Section 5.12(a), Manager shall direct the Enterprise to make monthly deposits on behalf of the Enterprise into the Capital Expenditure Account in amounts equivalent to an annual rate of one percent (1%) of Gross Revenues or such amount as the

Exhibit 9-47

Business Board and Manager may mutually agree upon from time to time. Subject to the terms of the Facility Loan, the cash amounts required to be so deposited shall be deposited into the Capital Expenditure Account no later than the twentieth (20th) day of the month immediately following the month upon which the amount to be deposited is calculated. If any adjustment of Gross Revenues is made as a result of an audit or for other accounting reasons, a corresponding adjustment in the Capital Expenditure Account deposit shall be made.

5.8                               Use and Allocation of Capital Expenditure Account. Subject to the terms of the Facility Loan, any expenditures for Capital Expenditures which have been budgeted and previously approved may be paid from the Capital Expenditure Account without further approval from the Business Board. Subject to the terms of the Facility Loan, any amounts remaining in the Capital Expenditure Account at the close of any Fiscal Year shall be carried forward and retained in the Capital Expenditure Account until fully used unless distribution thereof is approved by the Business Board and Manager. Subject to the terms of the Facility Loan, if amounts in the Capital Expenditure Account at the end of any Fiscal Year plus the anticipated contributions to the Capital Expenditure Account for the next ensuing year are not sufficient to pay for Capital Expenditures authorized by the Annual Capital Budget for such ensuing Fiscal Year, then Manager may direct the Enterprise to deposit into the Capital Expenditure Account additional funds in the amount of the projected deficiency.

5.9                               Deposits. The Tribe, the Enterprise and Manager shall direct and cause the Gross Revenues of the Enterprise to be deposited in the Blocked Account(s) on a daily basis and, subject to the terms of Section 2.8(f), such Blocked Account(s) shall be subject to the security interest granted by the Tribe and the Enterprise to Manager in the Collateral Assets pursuant to this Agreement, the Blocked Account Agreement and the Security Agreement. The funds in the Blocked Account(s) shall be considered to be assets and funds of the Enterprise. In the event the Tribe or Manager receives any payment which is intended to be a payment to the Enterprise, or the Tribe or Manager receives a payment from the Enterprise or obtains legal or constructive possession of funds of the Enterprise which is not a distribution or other payment contemplated by Section 5.12 or the other terms of this Agreement, such payment or funds shall be deemed to be held by the Tribe or Manager, as the case may be, in trust for the benefit of, and shall be promptly paid over and delivered to, the Enterprise.

5.10                        [Intentionally Omitted]

5.11                        Daily and Monthly Statements. Manager shall direct the Enterprise to furnish to the Business Board financial statements identifying for each day the Gross Revenues attributable to the Enterprise’s Commercial Activities on each day that such reports are normally available. Within fifteen (15) days after the end of each calendar month, Manager shall direct the Enterprise to provide verifiable financial statements in accordance with GAAP to the Business Board covering the preceding month’s operations of the Enterprise, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 5.12.

Exhibit 9-48

5.12                        Distribution of Contract Net Revenues.

(a)                                 Unless prohibited and to the extent permitted pursuant to the terms of the Facility Loan, all Contract Net Revenues shall be disbursed by Manager on a monthly basis as set forth below, paid on the twentieth (20th) day of each calendar month for the preceding month or such other day as specified in the Facility Loan documents. Unless prohibited and to the extent permitted pursuant to the terms of the Facility Loan, such Contract Net Revenues shall be disbursed from the Enterprise Accounts to the extent funds are available to the following entities in the following amounts in the following order of priority:

(i)                                     To Lender, current principal and any other payments due on the Transition Loan;

(ii)                                  To Lender, current principal and any other payments due on the Facility Loan;

(iii)                               To Manager, the Management Fees referenced in Subsection 5.12(b) for the preceding calendar month or any prior period;

(iv)                              To Manager, its Affiliates or any Indemnitee, any indemnification or other obligations then owing by the Tribe or the Enterprise to Manager, its Affiliates or any Indemnitee under this Agreement, any Transaction Document or any other agreement or otherwise and not paid as Costs of Non-Gaming Operations;

(v)                                 To Manager, its Affiliates or any Indemnitee, Late Payment Charges on the outstanding balance of any amounts owing under clauses (iii) and (iv) which are not paid when due, compounded monthly, for the period commencing on the date such payments are due and continuing until the date paid;

(vi)                              To the Capital Expenditure Account, contributions as contemplated by Section 5.7; and

(vii)                           To the Tribe at a bank account of the Tribe which is not one of the Blocked Account(s) or Enterprise Accounts, all remaining Contract Net Revenues to the extent not prohibited by any other agreement to which the Tribe is a party and subject to the rights of Manager under this Agreement, the Blocked Account Agreement and the Security Agreement.

To the extent that any payment required to be made to Manager, its Affiliates or any Indemnitee pursuant to this Section 5.12 is not permitted pursuant to the terms of the Facility Loan to be paid as and when due, except to the extent that Manager consents in writing, such payment shall be made at the earlier of (x) such time as such payment is permitted pursuant to the terms of the then applicable Facility Loan and (y) the refinancing or payment and satisfaction in full of the then applicable Facility Loan; provided that, for purposes of clarity, in no event shall any payment be made pursuant to this Section 5.12 if such payment is not permitted pursuant to the terms of the then applicable Facility Loan; provided that, for purposes of clarity, in no event shall any payment be made pursuant to this Section 5.12 if such payment is not permitted pursuant to the terms of the then applicable Facility Loan.

(b)                                 As compensation for Manager’s management and other services with respect to the Commercial Activities of the Enterprise, Manager shall receive a management fee (the

Exhibit 9-49

“Management Fee”) payable on a monthly basis equal to the sum of the following: (i) twelve and one half percent (12.5%) of Other Revenue for the prior calendar month, (ii) twenty-four percent (24%) of the sum of Contract Net Revenues and the MOU Fees for the prior calendar month for the first 48 months following the Commencement Date during which Non-Gaming Activities are conducted at the Facility, (iii) twenty-seven percent (27%) of the sum of Contract Net Revenues and the MOU Fees for the prior calendar month for the remaining months of the term of this Agreement during which Non-Gaming Activities are conducted at the Facility. All Management Fees paid to Manager are non-refundable. Any amounts owing to Manager hereunder shall, subject to the terms of Section 2.8(f), be secured by the security interests granted by the Tribe and the Enterprise to Manager pursuant to the terms of this Agreement, the Blocked Account Agreement, the Security Agreement and the other Transaction Documents.

(c)                                  Manager, on behalf of the Enterprise, is responsible for making, or directing the Enterprise to make, the Contract Net Revenues disbursements to the appropriate party, including to Manager.

(d)                                 The Parties agree that the gross revenues, Contract Net Revenues, cash and other assets of the Enterprise and the cash and cash equivalents derived therefrom shall be considered for accounting, financial reporting and other purposes to be assets of the Enterprise, rather than assets available for unrestricted use by the Tribe, until properly distributed or transferred by the Enterprise from an Enterprise Account to the Tribe at a separate Tribal account (as the equivalent of a dividend or other distribution of available cash flow to the Tribe in its capacity as owner of the Enterprise) with the prior consent of any secured party and in accordance with any applicable provisions of this Agreement.

5.13                        Annual Audit. With respect to each Fiscal Year, the Tribal Council shall select and engage an independent certified public accounting firm with more than five (5) years experience in audits of gaming enterprise operations, and shall cause such accounting firm to conduct an audit of the Enterprise on or before one hundred twenty (120) days after the end of such Fiscal Year. The accounting firm shall issue a report with financial statements in accordance with GAAP with respect to the preceding Fiscal Year (or portion of the Fiscal Year in the case of the first year) operations of the Enterprise, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 5.12, such report to be approved at an annual meeting of the Business Board to be held at a location mutually agreed upon by the Business Board and Manager. In addition, upon expiration or termination of this Agreement in accordance with its terms, the Tribal Council, on behalf of the Enterprise, shall cause such accounting firm to conduct an audit, and, on or before ninety (90) days after the termination date, shall issue a report setting forth the same information as is required in the annual report, in each case with respect to the portion of the Fiscal Year ending on the expiration or termination date. If the amounts paid to the Tribe or Manager in accordance with Section 5.12(a) and (b) for the relevant period are different from the amounts which should have been paid to such Party based on the report prepared by the accounting firm and based upon the provisions of this Agreement, then, to the extent either such Party received an overpayment, it shall repay and deposit the amount of such overpayment into the Blocked Account within twenty-five (25) days of the receipt by such Party of the accounting firm’s report, and, to the extent either such Party received an underpayment, it shall receive a distribution from the Enterprise Accounts of the amount of such underpayment within ten

Exhibit 9-50

(10) days of the receipt by such Party of the accounting firm’s report. Manager may make adjustments to future payments to correct a discrepancy if required distributions are not made.

ARTICLE 6

TERMINATION

6.1                               Termination for Material Breach. The Manager, on the one hand, and the Tribe and the Authority, on the other hand, may terminate this Agreement for Material Breach (as hereinafter defined) pursuant to the terms of this Section if (i) the other Party or, in the case of a termination by Manager, the Tribe’s Affiliate, commits or allows to be committed a Material Breach of this Agreement, (ii) the breaching Party fails to cure such Material Breach within sixty (60) calendar days after receipt of a preliminary notice of termination from the non-breaching Party identifying the nature of the alleged Material Breach in specific detail and its intention to terminate this Agreement, and (iii) the non-breaching Party issues a final notice of termination in accordance with the terms of this Section. Notwithstanding the foregoing, if the Material Breach (but specifically excluding breaches curable by the payment of money) has not been fully cured within such sixty (60) day period, but the breaching Party is using diligent efforts to cure the Material Breach, the sixty (60) day period shall be extended for so long as the breaching Party shall be using diligent efforts to effect a cure thereof; and provided, further, that Manager shall not be entitled to an extension of such sixty (60) day cure period in the event the Material Breach is a result of a Manager Employee being found guilty of theft or embezzlement with respect to the handling of money or other property and Manager has not removed such Manager Employee from connection with the Enterprise. Termination is not an exclusive remedy for claims of a Material Breach, and the Parties shall be entitled to other rights and remedies as may be available pursuant to the terms hereof or under applicable law. For purposes of this Agreement, a “Material Breach” means one of the following circumstances and does not include any other circumstances: (i) the material failure of any Party or their Affiliates to perform a material obligation hereunder for reasons not excused under Section 9.5 (Force Majeure); (ii) if any Manager Employee is found guilty of theft, embezzlement or a crime of moral turpitude by a final judgment of a court of competent jurisdiction and if, after knowledge of such final judgment, Manager does not remove such Manager Employee from connection with the Enterprise; (iii) default by the Tribe or the Enterprise under the Transition Loan, the Facility Loan, any Transaction Document or any document or agreement related hereto or thereto; (iv) any representation or warranty made pursuant to Sections 9.10 or 9.11 proves to be knowingly false in any material respect when made; (v) the Tribe or any Affiliate of the Tribe, in bad faith or without due process denies, delays, withdraws, qualifies, conditions, terminates, revokes or non-renews any license applied for by, or issued to, any Manager, any of its Affiliates or any Manager Employee; (vi) the occurrence of any material theft, embezzlement or misappropriation of Enterprise funds by the Tribe or by officers of the Tribe; or (vii) a breach under Section 2.21. Any dispute as to whether an event constitutes a Material Breach shall be resolved pursuant to the dispute resolution provisions set forth in Article 10. A final notice of termination must be authorized or ratified by a resolution duly adopted by, in the case of the Tribe, its General Council and, in the case of Manager, its members(s) or owner(s). Any final notice of termination hereunder shall be in writing detailing the reason the Party considers the Material Breach not to be cured within the applicable time period and must be delivered to the other Party at least thirty (30) days before the termination date referenced in the final notice.

Exhibit 9-51

Any Material Beach which has been cured prior to the date of termination of this Agreement shall no longer serve as a basis for termination of this Agreement.

6.2                               Mutual Consent. This Agreement may be terminated at any time upon the mutual written consent and approval of the Parties.

6.3                               Involuntary Termination Due to Changes in Law. The Parties hereby agree to use their best efforts to conduct Commercial Activities in accordance with this Agreement and to ensure that such Commercial Activities and this Agreement conform to and comply with all Legal Requirements. In the event of any prospective or actual change in law or regulations, advisory opinion or final determination by the Department of the Interior, the NIGC, or a court of competent jurisdiction that this Agreement or any Transaction Document is or may be void or unlawful or any provision of this Agreement or any Transaction Document is or may be inconsistent with any Legal Requirement, the Tribe and Manager shall use their respective good faith best efforts to amend this Agreement or any Transaction Document in a mutually satisfactory manner which will conform to the Legal Requirement and not materially change the rights, duties and obligations of the Parties hereunder. In the event such amendment cannot be legally effected following exhaustion of all such good faith best efforts (including the lapse of all legal proceedings and appeal periods without favorable results), Manager shall thereafter have the right to terminate this Agreement upon written notice to the Tribe.

6.4                               Other Rights Upon Material Breach; Ownership of Assets; Repayment of Obligations on Expiration or Termination.

(a)                                 Upon the occurrence of any Material Breach by the Tribe or its Affiliate or upon the occurrence of any event or circumstance due solely to the action or inaction of the Tribe or its Affiliate which, with the giving of notice or the passage of time or both, would constitute a Material Breach by the Tribe or its Affiliate, which Material Breach was not cured by the Tribe or its Affiliate within thirty (30) days after receiving written notice thereof from Manager, Manager may suspend performance of any or all of its obligations under this Agreement until such time as the Material Breach has been cured. Any Party shall be entitled to injunctive or other equitable relief to prevent a termination or attempted termination of this Agreement; provided, however, that Manager shall not be entitled to injunctive or other equitable relief which compels, overturns, negates or modifies a Tribal Governmental Action.

(b)                                 Upon termination or expiration of this Agreement, the Tribe will continue to have sole and exclusive ownership of the Facility, the Enterprise and its assets, subject to any security interest Manager may have in the Collateral Assets (if applicable), including, without limitation, the Gross Revenues and Contract Net Revenues of the Enterprise. In the event of expiration or any termination (whether voluntary or involuntary of this Agreement), the Tribe shall continue to have the obligation to pay unpaid principal and interest and other amounts due under indemnity obligations set forth in this Agreement or the Transaction Documents. In the event of termination of this Agreement for any reason prior to the full repayment to Manager and its Affiliates of any amounts owed to it by the Tribe under this Agreement or the Transaction Documents, the Tribe shall have the right, but not the obligation, to appoint, as promptly as reasonably possible, a person or entity qualified to manage the Facility and operate the Enterprise and use its best efforts to obtain approvals of all required Governmental Authorities

Exhibit 9-52

for such replacement manager. The Tribe agrees to keep full and accurate financial records of operations of the Enterprise by such replacement manager and to allow Manager to audit such records at reasonable times prior to full repayment to Manager of any amounts owed to it by the Tribe under this Agreement or the Transaction Documents and the Tribe’s compliance with this Subsection shall not preclude Manager from exercising any of its other rights and remedies hereunder or under any document or agreement related hereto, including, without limitation, rights under the Transaction Documents. Manager shall be entitled to retain all Management Fees previously paid to it pursuant to this Agreement. The termination of this Agreement shall not preclude any Party from pursuing its legal remedies relating to such termination or otherwise.

(c)                                  Any and all payment, indemnity or security obligations and provisions contained in this Agreement or the Transaction Documents shall survive expiration or termination of this Agreement for any reason. In addition to any other survival provisions set forth in this Agreement, upon the expiration or termination of this Agreement, the terms and provisions of Articles 6, 7, 9 and 10 shall survive such expiration or termination. If, at the time of expiration or termination of this Agreement for any reason, the Tribe’s or the Enterprise’s payment obligations to Manager or any Affiliate of Manager under this Agreement, the Transaction Documents, the Transition Loan, the Facility Loan or otherwise remain unsatisfied in part or in full, the Tribe and the Enterprise shall be obligated to pay such obligations in full as of the date of such expiration or termination. The Tribe and the Enterprise shall have the right, but not the obligation, to continue to operate and maintain the Facility and the Enterprise in accordance with reasonable industry standards and, as to any portions of the Facility and the Enterprise that the Tribe determines are no longer Economically Feasible to operate, the Tribe shall conduct an orderly liquidation of such assets (excluding fixtures or real property) and any liquidation proceeds (net of reasonable sale costs) shall be deposited into the Blocked Account. The Tribe shall also keep the Facility and the Enterprise and all related assets insured for the coverage and amounts required by this Agreement and name Manager as an additional insured, (and, to the extent permitted pursuant to the terms of the Facility Loan, as loss payee and mortgagee, as applicable,) and provide evidence thereof upon request until all amounts owing to Manager under this Agreement and the Transaction Documents have been paid in full. Subject to the terms and conditions of the Facility Loan, if any portion of the Enterprise assets are damaged by any casualty and it is Economically Feasible for the Tribe or the Enterprise to continue to operate such damaged assets, then the Tribe or the Enterprise shall repair and reconstruct such assets and operations that were damaged and are to be continued, and any excess insurance proceeds that are not used to repair and reconstruct the applicable damaged Enterprise assets shall be deposited into the Blocked Account.

(d)                                 In the event the Tribe terminates this Agreement for any reason, the Tribe and the Enterprise shall to the extent permitted pursuant to the terms of the Facility Loan owe and pay Manager as of the day prior to the termination date an amount equal to (i) all outstanding Management Fees and other payment obligations which the Tribe or the Enterprise owes Manager as of the day prior to the termination date, plus (ii) the net present value of the total amount of all the Management Fees and other payment obligations which the Tribe or the Enterprise would have paid Manager for the remaining term of this Agreement assuming (a) the Commencement Date is the day prior to the termination date if the termination date occurs prior to the actual Commencement Date, (b) the performance of the Enterprise after the termination date conforms to the latest pro forma financial statements which Manager has delivered to the

Exhibit 9-53

Business Board prior to the Tribe’s issuance of a notice of termination of this Agreement and which were not objected to by the Business Board in writing within fifteen (15) days of receipt, and (c) such payments are discounted to the day prior to the termination date at a discount rate of three percent (3%). (For the purposes of the calculation in clause (ii) of the preceding sentence, it is assumed that (i) all parties have performed all of their respective obligations under this Agreement, (ii) this Agreement received all necessary government approvals and such approvals remain in effect, (iii) this Agreement is not terminated and is effective for its full term, and (iv) this Agreement is otherwise enforceable and in full force and effect.) If the Tribe or the Enterprise does not pay Manager the amounts required pursuant to this Subsection in full as of the day prior to the termination date, the Tribe and the Enterprise shall also owe and pay Manager, in addition to the outstanding balance of such amounts, Late Payment Charges on the outstanding balance of any amounts owing under this Subsection which are not paid when due, compounded monthly, for the period commencing on the date such payments are due and continuing until the date paid. The Tribe’s and the Enterprise’s obligations to pay the amounts set forth in this Subsection shall survive the expiration or termination of this Agreement for any reason.

6.5                               Notice of Termination. In the event of a preliminary notice of termination pursuant to this Article, the Tribe shall provide notice of the preliminary notice of termination to the Pacific Regional Office of the Bureau of Indian Affairs within ten (10) days after issuance of the preliminary notice of termination.

6.6                               Cessation of Commercial Activities at the Facility.

(a)                                 If, during the term of this Agreement, Commercial Activities cannot be lawfully conducted at the Facility, on the Site or by the Tribe for any reason (including, without limitation, because of the application of any legislation or court or administrative agency order or decree adopted or issued by a Governmental Authority having the authority to do so), Manager shall, within sixty (60) days after the applicable event, elect in its discretion to:

(i)                                     retain Manager’s interest in this Agreement and direct the Enterprise to suspend any or all such Commercial Activities until such date, if any, on which such Commercial Activities becomes lawful, in which event performance under this Agreement shall be suspended with respect to any or all such Commercial Activities designated by Manager until the date, if any, Manager directs; or

(ii)                                  terminate this Agreement.

(b)                                 If Manager elects to retain its interest in this Agreement under Sections 6.6 (a)(i), Manager shall have the right (but not the obligation) to direct the Enterprise to commence such Commercial Activities promptly after the date on which such Commercial Activities becomes lawful. Manager may exercise such right by giving the Tribe written notice of such exercise within thirty (30) days after the date on which such Commercial Activities becomes lawful.

(c)                                  If, during the term of this Agreement, the Facility is damaged by casualty or other occurrence to the extent, as reasonably determined by Manager, that a substantial portion of

Exhibit 9-54

Commercial Activities previously conducted cannot be conducted at the Facility, Manager shall elect in its discretion to:

(i)                                     retain Manager’s interest in this Agreement pending repair or reconstruction of the Facility, suspend some or all of the Commercial Activities pending the repair or reconstruction of the Facility, and arrange for such repair or reconstruction in the manner described in this Section 6.6; or

(ii)                                  terminate this Agreement.

Manager shall give the Business Board written notice of Manager’s election under this Subsection promptly after such casualty or occurrence.

(d)                                 If Manager elects to retain its interest in this Agreement under Section 6.6(c)(i) above, the Tribe shall be obligated to make such repairs or reconstruction as the Manager shall reasonably determine should be made to the Facility (to the extent that insurance proceeds are available or as otherwise mutually agreed by the Business Board and Manager), and Manager shall promptly verify the amount of insurance proceeds available to pay the cost of repair or reconstruction. If Manager elects to retain its interests under Section 6.6(c)(i), Manager is hereby granted the authority to submit, adjust and settle, on behalf of the Tribe or the Enterprise, all insurance claims associated with the casualty or occurrence; provided, however, that Manager shall obtain the Business Board’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any settlement. Manager shall provide copies of all settlement documents to the Business Board. If Manager does not elect to retain its interest under Section 6.6(c)(i) and if the Tribe’s obligations under this Agreement and the Transaction Documents or any other note owing to Manager or its Affiliates are not yet satisfied, then: (i) the Business Board shall have the authority to submit, adjust and settle all insurance claims, provided that any final settlement shall be with the prior written consent of Manager, which consent will not be unreasonably withheld, and the Business Board shall provide copies of all settlement documents to Manager; (ii) to the extent Economically Feasible, the Tribe and the Enterprise shall have the right (but not the obligation) to continue to operate and maintain the Facility and the Enterprise in accordance with reasonable industry standards and, as to any portions of the Facility and the Enterprise that are no longer Economically Feasible to operate, the Business Board and Manager shall conduct an orderly liquidation of such assets (but not including real estate assets) and any liquidation proceeds (net of reasonable sale costs) shall be deposited into the Blocked Account and disbursed in accordance with the same terms and provisions applicable to Contract Net Revenues; (iii) the Tribe and the Enterprise shall have the right (but not the obligation) to repair and reconstruct such operations that were damaged and are to be continued; and (iv) any excess insurance proceeds that are not used to repair and reconstruct the applicable damaged Enterprise assets and any business interruption insurance proceeds shall be deposited into the Blocked Account and disbursed in accordance with the same terms and provisions applicable to Contract Net Revenues. The provisions of this Section 6.6(d) are subject to the terms of the Facility Loan and, in the event of any conflict, the terms of the Facility Loan shall govern and control.

(e)                                  If Manager elects to retain its interest in this Agreement under Sections 6.6(a)(i) or 6.6(c)(i) and the Commencement Date has occurred, this Agreement shall remain in full force

Exhibit 9-55

and effect during any period in which Manager is not managing substantially all of the Commercial Activities that were being conducted at the Facility or for the Enterprise prior to the applicable event, and the term and expiration date of this Agreement shall be extended for a period equal to the number of days from the last date on which Manager managed all Commercial Activities that were being conducted at the Facility or for the Enterprise prior to the applicable event until the date on which Manager resumes managing substantially all of the Commercial Activities at the Facility or for the Enterprise that were being conducted prior to the applicable event.

(f)                                   If Manager elects to terminate this Agreement under Sections 6.6(a)(ii) or 6.6(c)(ii), the provisions of Section 6.4 shall apply.

6.7                               Cumulative Remedies. All rights or remedies of either the Tribe or Manager under this Agreement or any other Transaction Document shall be cumulative and may be exercised singularly in any order or concurrently, at such Party’s respective option, and the exercise or enforcement of any such right or remedy shall neither be a condition to, nor a bar to, the exercise or enforcement of any other right or remedy.

ARTICLE 7

INDEMNIFICATION OF MANAGER

To the fullest extent permitted by law, the Tribe and the Enterprise shall fully protect, indemnify, defend and hold harmless Manager and its Affiliates and, if requested by and at the discretion of Manager, their respective members, partners, officers, directors, agents, sureties, servants, and employees and the successors, assigns, heirs and personal representatives of the foregoing (hereinafter collectively, “Indemnitees”) for, from and against any and all liabilities, claims, damages, demands, losses, costs or expenses (including, without limitation, attorneys’ fees for counsel selected by Manager, but not including legal fees associated with defending claims that Manager has breached its obligations under the terms of this Agreement) arising out of or resulting from, either directly or indirectly, the Facility, the Enterprise, this Agreement, any Transaction Document, the Transition Loan, the Facility Loan or any contractual or business relationships between the Tribe and any third parties, including, without limitation, (i) the performance or lack of performance of this Agreement by the Tribe or its Affiliates and whether or not arising from the sole or contributory negligence of Manager, provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnitee, (ii) the enactment or issuance of any Tribal Legal Requirement which is inconsistent with this Agreement or otherwise adverse to the interests of Manager or any Manager Employee, (iii) the employment, discharge or workplace environment of any Enterprise Employee, (iv) any claim by any patron of the Facility or other person who was physically present at the Facility, (v) any claim based in whole or in part on any actual or alleged contractual or business relationship between the Tribe or any of its Affiliates and any third party. The cost of defending a lawsuit pursuant to this Section, as well as any liability, damages, demands, losses, costs or expenses incurred by Manager or its Affiliates, shall be a Pre-Opening Expense if incurred prior to the Opening Date, which Tribe or the Enterprise agrees to reimburse Manager promptly upon

Exhibit 9-56

request, and a Cost of Non-Gaming Operations if incurred after the Opening Date, and shall be payable by the Enterprise as incurred by Manager, its Affiliate or Indemnitee.

ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

MISCELLANEOUS

9.1                               Assignment and Subcontractors. To the extent required, Manager hereby consents to the assignment, allocation and delegation by the Tribe of its rights, title, interest, duties and obligations under this Agreement to the Authority under the terms of the Authority Statute and subject to Section 9.41 hereof. This Agreement and the rights under this Agreement shall not be assigned and the obligations under this Agreement shall not be subcontracted or delegated without the prior written consent of the other Parties; provided, however, Manager shall have the right to assign this Agreement or any rights under this Agreement or subcontract or delegate any duties or obligations under this Agreement without the consent of the Tribe to an Affiliate of Manager. Any assigning Party engaging in a permitted assignment described above shall, and shall cause its assignee to, execute and deliver to the other Parties such assignment documents, together with evidence of the due authorization, execution, delivery and enforceability of such assignment documents, as the other Parties may reasonably request. Notwithstanding the foregoing and for the avoidance of doubt, Manager may utilize Off-Site Manager Employees or other employees of any Affiliate of Manager in order to provide services to the Tribe under this Agreement and such use of employees of Affiliates of Manager shall not be considered to be an assignment of rights, or a subcontracting or delegation of duties, under this Agreement for the purposes of this Agreement and shall not require the consent of the Tribe or its Affiliates. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and, subject to the preceding requirements, their permitted assigns. Because this Agreement does not constitute a “management contract” within the meaning of IGRA, any change in persons having a direct or indirect financial interest in this Agreement within the meaning of IGRA and any change in persons having management responsibility for this Agreement within the meaning of IGRA does not require the approval of the Chairman of the NIGC pursuant to IGRA in order to not be void within the meaning of IGRA. Notwithstanding the foregoing or any provision of the Gaming Ordinance or regulations issued by the Gaming Commission, the acquisition by any third party (whether or not an Affiliate of Manager) of, or any other change in, any or all of the equity, financial or voting interest of any direct or indirect parent of Manager or any Affiliate of Manager shall not (i) constitute an actual or constructive assignment by Manager of this Agreement or any rights under this Agreement, or a subcontracting or delegation of any duties or obligations under this Agreement, for the purposes of this Agreement, (ii) require the consent or approval of the Tribe or any Affiliate of the Tribe, (iii) require any application, license, background investigation or suitability determination to or by the Tribe, the Gaming Commission, any other Tribal Affiliate, (iv) modify or otherwise affect in any way the rights or obligations of the Parties under this Agreement, or (v) require an amendment to this Agreement. Any change in the officers of Manager shall require the approval of the Tribe, which approval shall not be unreasonably withheld. The Parties acknowledge and agree that nothing in this Section prevents the Tribe or its Affiliates from conducting background investigations.

Exhibit 9-57

9.2                               Notices. Any notice, consent or any other communication permitted or required by this Agreement shall be in writing and shall be effective on the date sent and shall be delivered by personal service, via telecopier with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested, and, until written notice of a new address or addresses is given, shall be addressed as follows:

If to the Tribe:                                              Greg Sarris, Tribal Chair

Federated Indians of Graton Rancheria

6400 Redwood Drive

Suite 300

Rohnert Park, CA 94928

Telephone:                (707) 566-2288

Facsimile:                      (707) 566-2291

Email: ahardin@gratonrancheria.com

If to the Authority:                      Greg Sarris, President of the Board of Directors

Graton Economic Development Authority

6400 Redwood Drive

Suite 300

Rohnert Park, CA 94928

Telephone:                (707) 566-2288

Facsimile:                      (707) 566-2291

Email: ahardin@gratonrancheria.com

With copies to:                                            John A. Maier, Esq.

Maier Pfefer Kim & Geary, LLP

1440 Broadway, Suite 812

Oakland, California 94612-1520

Telephone:                (510) 835-3020

Facsimile:                      (510) 835-3040

Email: jmaier@jmandmplaw.com

If to the Manager:                         NP Sonoma Land Holdings LLC

1505 S. Pavilion Center Drive

Las Vegas, Nevada 89135

Attention: Scott M Nielson, Esq.

Telephone:                (702) 495-3800

Facsimile:                      (702)495-3310

Email: scott.nielson@stationcasinos.com

9.3                               Amendments. This Agreement and the Transaction Documents may be amended or modified only by written instrument duly executed by the Parties. The Tribe agrees, on behalf of itself and each Tribal Affiliate, that it will not rely on any course of dealing, course of performance, or any oral or written statements by Manager or any representative of Manager to effect an amendment, modification, waiver or supplement to this Agreement or any Transaction Document.

Exhibit 9-58

9.4                               Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9.5                               Force Majeure. No Party shall be in default in performance due hereunder or under any Transaction Document if such failure of performance is due to causes beyond its reasonable control, including acts of God, war, fires, floods, or accidents causing damage to or destruction of the Facility or property necessary to operate the Facility, or any other causes, contingencies, or circumstances not subject to its reasonable control which prevent or hinder performance of this Agreement or the Transaction Documents; provided, however, that the foregoing shall not excuse any obligations of the Tribe to make monetary payments to Manager as and when required hereunder or in any Transaction Document.

9.6                               Time is Material. The Parties agree that time is of the essence and the time and schedule requirements in this Agreement are material terms of this Agreement.

9.7                               Further Assurances. The Parties hereto agree to do all acts and deliver all documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

9.8                               Severability. If any provision or provisions of this Agreement, or portion thereof, is found by an arbitration panel, court of law or governmental authority (i) to be illegal, invalid, unlawful, void or unenforceable as written, or (ii) to cause this Agreement to be void or invalid or require an approval from the Chairman of the NIGC, the Secretary of the Interior or other government official which has not been obtained, the Parties agree that such provision, provisions or portions thereof shall be deemed to be severed and/or deleted from this Agreement without requiring any further action by the Parties and that the remaining provisions of this Agreement shall continue in full force and effect. Without limiting the generality of the foregoing, the Parties intend and desire that this Agreement shall be interpreted in such a manner that any such provision, provisions or portions thereof (i) does not void or invalidate the entire Agreement, (ii) does not invalidate the Tribe’s waiver of sovereign immunity as set forth in this Agreement or any arbitration panel, court or government authority’s jurisdiction over the Tribe and the Enterprises, (iii) is construed to be collateral to the main purpose of this Agreement, and (ii) is construed to able to be severed and/or deleted from this Agreement without defeating the main purpose of this Agreement. In the event any such provision, provisions or portions thereof are severed and/or deleted from this Agreement and the remainder of this Agreement continues in full force and effect, the Parties shall use their best efforts to negotiate and enter into an amendment to this Agreement which will maintain the originally contemplated rights, duties and obligations of the Parties under this Agreement in a manner consistent with the applicable determination.

9.9                               Waiver of Sovereign Immunity.

(a)                                 The Tribe hereby expressly, irrevocably and unconditionally waives, and agrees not to assert, its sovereign immunity (and any and all defenses based thereon) from any suit, action or proceeding or from any legal process related thereto with respect to any matters related in any way to any Dispute or for the purposes of enforcing this Agreement or any Transaction

Exhibit 9-59

Document, including, without limitation, in connection with compelling arbitration, enforcing any arbitration or court award or seeking equitable or injunctive relief authorized hereunder or thereunder. The waivers, consents and agreements set forth in this Section, this Agreement and the other Transaction Documents are made by the Tribe on behalf of itself and any Affiliate of the Tribe. Such waivers, consents and agreements are made in favor and for the benefit of Manager and, if requested and at the discretion of Manager, any Manager Affiliate, Manager Employee, Off-Site Manager Employee or other Indemnitee, and Manager and such other persons or entities are hereby authorized to bring suit and arbitration proceedings and take other actions against the Tribe or Affiliates of the Tribe. In connection with any such suit, action or proceeding, the Tribe hereby consents to the jurisdiction of the United States District Court for the Northern District of California, the United States Court of Appeals for the Ninth Circuit, and the United States Supreme Court. If the United States District Court for the Northern District of California lacks jurisdiction or declines to exercise jurisdiction, the Tribe consents to the jurisdiction of the California State Court system. The Tribe agrees to California State Court venue in any such case in San Francisco County. The Tribe waives any argument that venue in the above-named forums is not convenient and consents to be sued in such forums.

(b)                                 The Tribe hereby expressly, irrevocably and unconditionally waives any application of the doctrine of exhaustion of tribal remedies, abstention or any similar rule of comity with respect to the Tribe or any Tribal Courts and agrees that it will not present any affirmative defense based on any such doctrines. The Tribe expressly authorizes any Governmental Authorities which have the right or duty under applicable law to take any action authorized or ordered by any arbitration panel or court to take such action, including, without limitation, temporarily entering any site or facility, repossessing any assets subject to a security interest or otherwise enforcing or giving effect to any award, judgment, order or decree entered. The Tribe also authorizes Manager to pursue such self-help and other remedies as it deems appropriate to exercise and enforce its rights under this Agreement and the other Transaction Documents to the extent not prohibited by applicable law.

(c)                                  The Tribe understands that its agreement to an enforceable waiver of sovereign immunity in this Agreement and the Transaction Documents and the adoption of the Resolution of Waiver are a material inducement to Manager’s execution of this Agreement and are a condition precedent to any of the respective obligations of the Parties under this Agreement. The Tribe shall take such further actions to ratify, adopt and enforce the Resolution of Waiver as shall be required by law or regulation due to future changes in its own legal or governing status to fully preserve its stated intent. The Tribe further agrees that it will not amend or alter or in any way lessen the rights of Manager as set forth in this Agreement, the Transaction Documents or the Resolution of Waiver. The Tribe hereby agrees to preserve the terms of this Agreement and the Transaction Documents in the event of future changes in its legal status or governance. This Section 9.9 shall survive the expiration or earlier termination of this Agreement or any Transaction Document, regardless of the reason for the termination.

(d)                                 The purpose of the waivers, consents and agreements set forth in this Section, this Agreement and the other Transaction Documents are to induce Manager and its Affiliates to enter into this Agreement and the other Transaction Documents. The Tribe agrees that this Agreement and the Transaction Documents are fully enforceable, non-usurious (under the laws applicable to the Tribe) and binding obligations of the Tribe and that the Tribe will not assert that

Exhibit 9-60

its obligations hereunder or thereunder violate any Tribal law. The Tribe expressly waives any right it may have to veto this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby pursuant to the Tribe’s Constitution or other applicable Tribal law. The Tribe irrevocably agrees to be bound by any final judgment (after any and all appeals) of any court or arbitration authorized by the waiver of sovereign immunity provisions(s) of this Agreement or the other Transaction Documents. At such time as the Tribe establishes a Tribal Court, (i) no party to this Agreement or the other Transaction Documents shall be required to commence or pursue any proceeding with respect to any Dispute in such Tribal Court, (ii) such Tribal Court shall lack the discretion to refuse to compel arbitration among the parties to any such dispute, (iii) such Tribal Court shall be obligated to honor and enforce any award by any arbitrator, without review of any nature by such Tribal Court, and (iv) such Tribal Court shall issue a stipulated declaratory judgment upholding the validity and enforceability of this Agreement and the other Transaction Documents. The Tribe will not and may not amend or alter the Resolution of Waiver in any way that lessens the rights of the beneficiaries of such Resolution of Waiver, and the Resolution of Waiver shall survive termination of this Agreement or any of the other Transaction Documents, regardless of the reason for termination. The Tribe shall not, whether by initiative, referendum or otherwise, void, cancel, abrogate, modify or amend this Agreement or the other Transaction Documents without the prior written consent of Manager, which consent Manager may withhold or condition in its discretion. The Resolution of Waiver is hereby incorporated in this Agreement by reference and is a part of this Agreement as if set forth in full herein.

9.10                        Representations and Warranties of Manager. Manager hereby represents and warrants to the Tribe as follows:

(a)                                 This Agreement has been duly executed and delivered by Manager and, without the approval of the Chairman of the NIGC, constitutes a valid and binding obligation, enforceable against Manager in accordance with its terms.

(b)                                 The execution and delivery of this Agreement, the performance by Manager of its obligations hereunder and the consummation by Manager of the transactions contemplated hereby will not violate any contract or agreement to which Manager is a party or any law, regulation, rule or ordinance or any order, judgment or decree of any federal, state, tribal or local court or require any regulatory approval beyond those contemplated herein.

(c)                                  Manager has the full legal right, power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated by this Agreement.

(d)                                 Manager specifically warrants to the Tribe that, during the term of this Agreement, Manager shall not act in any way, directly or indirectly, to cause any person or entity to become an encumbrancer or lienholder of the Enterprise, the assets of the Enterprise, the Site or the Facility, other than Manager, Manager’s Affiliates or Lender.

9.11                        Representations and Warranties of Tribe. The Tribe hereby represents and warrants to Manager as follows:

Exhibit 9-61

(a)                                 The Tribe is an Indian tribe under the Constitution of the Tribe and laws of the United States.

(b)                                 The Tribe has full legal right, power and authority under the laws of the Tribe and has taken all official Tribal Council and General Council action necessary (i) to enter into this Agreement and authorize the Tribe to execute and deliver this Agreement and the Transaction Documents, (ii) to perform its obligations hereunder and thereunder, and (iii) to consummate all other transactions contemplated by this Agreement and the other Transaction Documents.

(c)                                  This Agreement has been duly executed and delivered by the Tribe and, without the approval of the Chairman of the NIGC, constitutes a valid and binding obligation of the Tribe, enforceable in accordance with its terms. The Transaction Documents have been duly executed and delivered by the Tribe and constitute valid and binding obligations of the Tribe, enforceable in accordance with their terms, without requiring the approval of the Chairman of the NIGC.

(d)                                 The execution and delivery of this Agreement and the other Transaction Documents, the performance by the Tribe of its obligations hereunder and thereunder and the consummation by the Tribe of the transactions contemplated hereby and thereby will not violate any contract or agreement to which the Tribe is a party, or any law, regulation, rule or ordinance, or any order judgment or decree of any federal, state, tribal or local court, or require any approval by Governmental Authorities

(e)                                  The Tribe does not have any indebtedness for borrowed money, except for money owing to Manager and its Affiliates or any Lender under the Transition Loan or the Facility Loan.

(f)                                   The Tribe is not subject to regulation under any law limiting or regulating its ability to incur indebtedness for money borrowed under the Transition Loan, Facility Loan or as otherwise provided under this Agreement or any Transaction Document, to grant liens in personal property to secure its obligations with respect to any such indebtedness or to otherwise perform its obligations under this Agreement or any Transaction Document.

(g)                                  There are no actions, suits, proceedings or investigations pending or as to which the Tribe has been served or has received notice or, to the best knowledge of the Tribe, threatened against or affecting the Tribe or any of its property, including, without limitation, actions before any Governmental Authority.

(h)                                 The Tribe does not own or license any intellectual property.

(i)                                     The Tribe is in compliance with all laws, rules, regulations or orders of any federal, state or Tribal court which are applicable to the Tribe or its properties.

(j)                                    The Tribe has not established a Tribal court or judicial system.

(k)                                 No written statement made by or on behalf of the Tribe to Manager in connection with this Agreement or any Transaction Document contains any untrue statement of a material

Exhibit 9-62

fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing on the date the statement was made.

(l)                                     The representations, warranties and certifications set forth in any Officers’ Certificate delivered by officers of the Tribe to Manager in connection with this Agreement or the Transaction Documents are true, correct and complete.

9.12                        Governing Law. This Agreement has been negotiated, made and executed in the State and shall be governed by and construed in accordance with the laws of the State, without regard to its conflict of laws provisions, and, to the extent applicable by operation of law, federal laws. The Tribe agrees not to invoke or assert in any arbitration or court proceeding, any claim that any law, ordinance or regulation of the Tribe or any Affiliate of the Tribe governs this Agreement or any Transaction Document; provided, however, that, if the law of the State does not recognize the creation, attachment, perfection or enforcement of a lien or security interest securing any obligation with respect to any item of collateral, and the law of the Tribe does recognize such creation, attachment, perfection or enforcement of a lien or security interest, then the law of the Tribe shall apply with respect to the creation, perfection and enforcement of such lien or security interest.

9.13                        Entire Agreement. This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements relating to management of Commercial Activities to be conducted by the Tribe at the Facility and the operations of the Enterprise, including any unwritten oral agreements between the Parties regarding the subject matter hereof. The Original Agreement and the 2010 Non-Gaming Management Agreement are hereby amended and restated by this Agreement. Any reference to the 2010 Non-Gaming Management Agreement in the Transaction Documents shall be deemed to constitute a reference to this Agreement as amended from time to time.

9.14                        Representatives of Tribe. The Tribal Council shall furnish to Manager a list of Tribal Representatives on the Business Board and the Tribe shall keep such list current.

9.15                        Limitations of Liability. The Tribe expressly agrees that Manager, its Affiliates and their respective employees shall not be liable for any specific, indirect, punitive or consequential damages in connection with its obligations, acts or omissions under this Agreement.

9.16                        Approvals. Unless otherwise provided herein, all approvals or consents required by any Party hereunder shall not be unreasonably withheld, conditioned or delayed. Unless otherwise provided herein, approval by the Business Board or its duly authorized representatives shall be deemed to constitute approval by the Tribe and approval by the President or Secretary of Manager shall be deemed to constitute approval by Manager.

9.17                        Inconsistent Positions. The Tribe agrees not to take a position in any dispute, proceeding or forum which is inconsistent or in conflict with the representations, warranties, certifications and agreements set forth in this Agreement or any Officers’ Certificate of officers of the Tribe which references this Agreement.

Exhibit 9-63

9.18                        Request for Federal Approval. The Parties specifically request that the Chairman of the NIGC, or the Secretary of the Interior where appropriate, approve this Agreement and the other Transaction Documents, if required, or declare that such approval is not required. In the event the Chairman of the NIGC or the Secretary of the Interior determines that this Agreement or any of the other Transaction Document are not required to be approved in order to not be void under federal law for lack of approval, the Tribe agrees not to assert in any court or arbitration proceeding or other forum that this Agreement or such Transaction Document requires the approval of the Chairman of the NIGC or the Secretary of the Interior in order to not be void under federal law for lack of approval. In the event any approval of this Agreement or any Transaction Document may be or is revoked or voided for any reason, the Parties agree to immediately take any and all actions which any Party deems necessary or advisable to cause the Chairman of the NIGC or the Secretary of the Interior to maintain or reissue such approval as soon as possible, including, without limitation, amending provisions of this Agreement or providing the federal agency such documents or information as may be appropriate under the circumstances.

9.19                        Non-Disclosure. The Parties agree not to divulge to third parties the terms of this Agreement or any Transaction Document or any other proprietary or confidential information exchanged between the Parties pursuant to this Agreement or the Transaction Documents, unless (i) the information is required to be disclosed pursuant to judicial order or Legal Requirements, (ii) the information is at the time of disclosure already in the public domain, or (iii) to the extent required in order to obtain financing. This prohibition shall not apply to disclosures by any Party to their attorneys, accountants, or other professional advisers. In situations where disclosure of the terms of this Agreement, business plans, financial information or any Transaction Document to regulatory, governmental or judicial entities is required by law or regulations, the Parties will make reasonable efforts to secure confidential treatment of the economic terms of such documents by such entities; provided, however, this disclosure restriction shall not prohibit Manager or its Affiliates from making any SEC filings they deem legally necessary. The Parties agree to consult with each other and cooperate regarding any press releases regarding this Agreement, the Transaction Documents and the relationships described herein and therein.

9.20                        Non-Competition and Right of First Offer. Manager agrees that, during the term of this Agreement, neither Manager, nor any of its Affiliates, shall manage or have any direct or indirect ownership or other interest in, or consult with or otherwise provide any financing or services to, any facility or enterprise (other than the Facility and the Enterprise) where Commercial Activities are conducted or which otherwise competes with the Facility or the Enterprise within Marin County and Sonoma County, California (the “Restricted Area”) without the prior written consent of the Tribe. The Tribe agrees that, during the term of this Agreement, Manager shall have the exclusive right to operate and manage all Commercial Activities on the Site and at any other location owned by or held in trust for the benefit of the Tribe, or in which the Tribe or its Affiliate has an interest, within the Restricted Area. In the event that the Tribe desires to develop, construct, operate, own, conduct, support or permit Commercial Activities which compete with the Enterprise within the Restricted Area (other than at the Facility) during the term of this Agreement, the Tribe shall first offer to Manager the right to manage such facility or enterprise upon the terms and conditions proposed by the Tribe to any third party manager (or, if the Tribe does not intend to engage a third party manager, upon the terms and conditions set forth in this Agreement), with a prompt response by Manager required, but in no

Exhibit 9-64

event later than thirty (30) days after written notice from the Tribe. In the event that Manager declines to accept such offer upon such terms and conditions, the Tribe shall have the right to pursue such Commercial Activities within the Restricted Area, provided that (i) the Tribe may not offer to an unrelated third party terms and conditions which are more favorable than those offered to Manager, and (ii) such Commercial Activities shall not commence operations prior to the Opening Date of the Facility unless this Agreement shall have been terminated.

9.21                        Cooperation. The Parties hereby agree to cooperate reasonably and fully and shall try to reach agreement or compromise on all matters arising under or relating to this Agreement or the subject matter hereof. In the event that the Parties hereto are unable to reach agreement or compromise on any matter that reasonably may be expected to have an adverse material effect on the Enterprise, that matter shall be submitted to the dispute resolution provisions of Article 10.

9.22                        Estoppel Certificate. Manager and the Tribe agree to furnish to the other Parties, from time to time upon request, an estoppel certificate in such reasonable form as the requesting Party may request stating whether there have been any defaults under this Agreement known to the Party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.

9.23                        Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the Tribe or the State, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.24                        Stay, Extension and Usury Laws. To the extent permitted by applicable law, the Tribe covenants and agrees that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement or the Transaction Documents, and the Tribe hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Manager, but shall suffer and permit the execution of every such power as though no such law has been enacted. The Tribe represents and warrants that (i) it has a preexisting personal or business relationship with Manager which pre-dates the Effective Date of this Agreement and the Transaction Documents, (ii) the Tribe and the members of its Tribal Council have the business or financial experience and capacity to protect the interests of the Tribe in connection with the transactions contemplated by this Agreement and the Transaction Documents, (iii) in preparing, negotiating, approving, executing and delivering this Agreement and the Transaction Documents, the Tribe has been represented by outside legal counsel which has a bona fide attorney-client relationship with the Tribe, and (iv) such outside counsel, acting as the Tribe’s professional advisors, has the business or financial experience and capacity to protect the interests of the Tribe in connection with the transactions contemplated by this Agreement and the Transaction Documents.

9.25                        No Brokers. The Tribe hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys’ fees) suffered or incurred by Manager or its Affiliates as a result of a claim brought by

Exhibit 9-65

a person or entity engaged or claiming to be engaged by the Tribe or any person or entity which is affiliated with, or under common control with, such person or entity.

9.26                        Government Savings Clause. Each of Manager and the Tribe agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, BIA, the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the Parties hereto to the fullest extent permitted by law; provided, however, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Tribe or Manager under this Agreement or other Transaction Documents.

9.27                        Standard of Reasonableness. Except as otherwise provided herein, all provisions of this Agreement and all Transaction Documents and actions necessary to implement or enforce any such agreement or provision shall be governed by a standard of commercial reasonableness and good faith. Obligations of any Party to use best efforts will also be qualified by a standard of commercial reasonableness and good faith.

9.28                        Preservation of Agreement. Except as otherwise provided in Section 9.3, each of Manager and the Tribe represent and warrant that they shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated. Each of Manager and the Tribe further warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in effect at all times.

9.29                        Recordation. At the option of Manager or the Tribe, any security agreement related to this Agreement or any Transaction Documents may be recorded in any public records. Where such recordation is desired in any relevant recording office maintained by the Tribe, and/or in the public records of the BIA, the Tribe will accomplish such recordation upon the request of Manager. Manager shall promptly reimburse the Tribe for all expenses, including reasonable attorneys fees, incurred as a result of such request.

9.30                        No Joint Venture. The Parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Tribe and Manager. Rather, Manager shall be deemed to be an independent contractor of the Tribe and the Enterprise for all purposes hereunder.

9.31                        Recitals. The recitals at the beginning of this Agreement are true and are incorporated by reference herein.

9.32                        Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

9.33                        Third Party Beneficiary. This Agreement is exclusively for the benefit of the Parties hereto and their respective Affiliates and, at the discretion of Manager, any Indemnitee and it may not be enforced by any party other than the Parties to this Agreement, their Affiliates or, at the discretion of Manager, an Indemnitee. This Agreement shall not give rise to liability to

Exhibit 9-66

any third party other than the authorized successors and assigns of the Parties hereto, their Affiliates or, at the description of Manager, an Indemnitee.

9.34                        Preparation of Agreement. This Agreement has been carefully prepared and reviewed by counsel for each Party hereto and shall not be construed more strongly for or against any Party hereto regardless of who is responsible for its preparation.

9.35                        Reasonable Consideration. The Tribe, after consultation with its legal, financial and other professional advisors, acknowledges, represents, warrants and agrees that, taking into account the terms and conditions of and circumstances surrounding the transactions contemplated this Agreement, the payments to be made by the Tribe or its Affiliates to Manager pursuant to the terms of this Agreement are reasonable and appropriate, constitute reasonable consideration and fair value, and are proportionate to the value provided to the Tribe by Manager under this Agreement.

9.36                        Free and Voluntary Act. The Tribe acknowledges, represents, warrants and agrees that, prior to the execution and delivery of this Agreement, (i) the Tribe has had ample opportunity to review the legal and financial terms of this Agreement, (ii) the members of the Tribal Council of the Tribe have had ample opportunity to discuss, and have discussed, this Agreement and any related documents with the Tribe’s legal, financial and other professional advisors, (iii) the Tribe and the members of the Tribal Council understand the provisions of this Agreement, the significance of them and the risks inherent in them, and (iv) the Tribe enters into this Agreement, and all documents required to be entered into pursuant to this Agreement, freely, voluntarily and without duress or compulsion.

9.37                        Not a Management Contract. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that this Agreement, in and of itself or together with any other agreement or instrument, is not intended to and does not provide either Party or its any of its Affiliates with any right, obligation or authority to (i) manage the gaming activities or any gaming operation of the Tribe or its Affiliates, (ii) recommend, influence or engage in planning, organizing, directing, coordinating, or controlling all or part of the gaming activities or any gaming operation of the Tribe or its Affiliates, (iii) influence or interfere with the operation or management of any gaming operation of the Tribe or its Affiliates, or (iv) assume responsibility for the performance of the daily operations and maintenance of a gaming operation, the establishment and maintenance of accounting or financial reporting procedures for a gaming operation or the payment of taxes, employees and other costs of a gaming operation of the Tribe or its Affiliates. The Parties express their mutual intent that this Agreement shall be construed in such a manner that (i) no management rights of any nature should be reflected in this Agreement to cause this Agreement, alone, or together with any other agreement or instrument by, between or among the Parties and their Affiliates, to constitute a “management contract” within the meaning of the Indian Gaming Regulatory Act or its regulations, and (ii) this Agreement shall be construed to be a stand alone agreement which is effective and operates independently of any other agreement or instrument by, between or among the Parties or their Affiliates, and regardless of the effectiveness or enforceability of any such other agreements or instruments. If this Agreement is determined by any arbitration panel, court or government authority to be classified as a “management contract” within the meaning of, or to otherwise violate, IGRA or its regulations, the provisions of this Agreement which have resulted in such

Exhibit 9-67

determination shall, be deleted and deemed to have been void ab initio, without requiring any action by either of the Parties, to the extent, and only to the extent, required to avoid such determination.

9.38                        Encumbrances. Notwithstanding any other provision of this Agreement, the Transaction Documents or any other agreement between or among the Tribe, Manager and their respective Affiliates, nothing in this Agreement is intended to (i) transfer, or in any other manner, convey any interest in land or other real property to Manager or its Affiliates, or (ii) attach an encumbrance, claim, lien, charge, liability, mortgage, leasehold mortgage or easement to any real property of the Tribe or its Affiliates.

9.39                        No Proprietary Interest in Gaming or Violation of Law. The Tribe has reviewed this Agreement and each of the other agreements between the Tribe and its Affiliates, on the one hand, and Manager and its Affiliates, on the other hand, (the “Other Agreements”), and has reviewed the benefits and burdens hereunder and thereunder. The Tribe’s Tribal Council, by approval of this Agreement and the Other Agreements, agrees that the Tribe shall not, and shall not cause, assist or cooperate with any agent or person, to initiate, solicit, facilitate or otherwise assist any effort to have any part of Manager’s or its Affiliate’s interests under this Agreement or any of the Other Agreements, individually or collectively, declared, treated or considered in violation of any federal, state or Tribal law, rule, resolution or ordinance, including, without limitation, that it constitutes or should be considered (i) “management contract” within the meaning of the Indian Gaming Regulatory Act (“IGRA”), (ii) a proprietary interest in any Tribal gaming activity or gaming operations, or (iii) the payment of any monies from the net revenues of gaming activities or gaming operations of the Tribe (rather than from the gross revenues of gaming activities or gaming operations of the Tribe) in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A) in particular and 25 U.S.C. Section 2710 generally, or the Tribe’s Constitution or any Tribal law, ordinance or resolution, including, without limitation, any Tribal gaming ordinance. The Tribe agrees that, if any person or governmental authority begins any action, proceeding, process or consideration of whether this Agreement, any Other Agreement or any interest hereunder or thereunder for any reason (i) constitutes a “management contract” within the meaning of IGRA, (ii) constitutes a proprietary interest in Tribal gaming activities or gaming operations, or (iii) constitutes payment of any monies from the net revenues of any Tribal gaming activities or gaming operation, rather than the payment of monies as operating expenses from the gross revenues of such Tribal gaming activity or gaming operation, (iii) is subject to a tax under applicable law, or (iv) is void, avoidable or violates applicable federal, state or Tribal law, the Tribe will vigorously object to any such characterization and will support and defend this Agreement and the Other Agreements, individually and collectively, as legal, valid and binding and (a) not constituting a “management contract,” (b) not creating any proprietary interest in Tribal gaming activities or gaming operations, and (c) not constituting the payment of any monies from the net revenues of gaming activities or gaming operations of the Tribe, rather than from the gross revenues of gaming activities or gaming operations of the Tribe, in each case, in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A) in particular and 25 U.S.C. Section 2710 generally, or the Tribe’s Constitution or any Tribal law, ordinance or resolution, including, without limitation, any Tribal gaming ordinance. Among other things, the Tribe agrees to appear before any court, agency or commission (or the staff thereof) of the United States and support and defend this Agreement and the Other Agreements in connection with any

Exhibit 9-68

action, proceeding or investigation (whether formal or informal) brought in respect of such matters. Notwithstanding the foregoing, nothing in this Section shall be construed to restrict the Tribe or the Enterprise from cooperating with an investigation conducted by the NIGC.

9.40                        Stay, Extension and Usury Laws. To the extent permitted by applicable law, the Tribe, on behalf of itself and the Enterprises, covenants and agrees that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement, and the Tribe hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Manager, but shall suffer and permit the execution of every such power as though no such law has been enacted. The Tribe represents and warrants that (i) the Tribe and its officers, on the one hand, have personal and business relationships with Manager and its officers, on the other hand, which have existed for over five years prior to the Effective Date of this Agreement, (ii) the Tribe and the members of its Tribal Council have the business or financial experience, capacity and acumen to protect the interests of the Tribe and its affiliates in connection with the transactions contemplated by this Agreement and the Transaction Documents, (iii) in preparing, negotiating, approving, executing and delivering this Agreement and the Transaction Documents, the Tribe has been represented by the law firm of Maier Pfeffer Kim & Geary, LLP, which has a bona fide attorney-client relationship with the Tribe, (iv) Maier Pfeffer Kim & Geary, LLP, acting as the Tribe’s professional advisors, has the business or financial experience, capacity and acumen to protect the interests of the Tribe in connection with the transactions contemplated by this Agreement and the Transaction Documents, (v) Maier Pfeffer Kim & Geary, LLP are not controlled, employed or compensated by, and do not intend to be controlled, employed or compensated by Manager or its affiliates, and (vi) this Agreement and the Transaction Documents have been provided to, and reviewed and commented upon by, the National Indian Gaming Commission prior to the Effective Date of this Agreement. The Tribe, on behalf of itself and the Enterprises, agrees not to take any position in any dispute or forum which is inconsistent with the representations and warranties set forth in this Section.

9.41                        Rights and Obligations of the Authority. Notwithstanding any provision hereof to the contrary, in view of the assignment, allocation and delegation by the Tribe to the Authority of this Agreement pursuant to the terms of the Authority Statute, the Parties confirm that all rights, title, interest, duties and obligations of the Tribe hereunder are and shall be construed and interpreted as rights, title, interest, duties and obligations of the Authority; provided that, notwithstanding such assignment, the Tribe shall remain liable for the performance of its obligations hereunder and such assignment shall not constitute a novation of the Tribe with respect to such obligations.

ARTICLE 10

DISPUTE RESOLUTION

10.1                        Disputes with Patrons. Disputes that arise between the Enterprise, the Tribe, Manager, any Affiliate of Manager, any Manager Employee or any Off-Site Manager Employee,

Exhibit 9-69

on the one hand, and any patron of the Facility, on the other hand, shall be resolved in accordance with the applicable Tribal ordinances.

10.2                        Disputes with Enterprise Employees. Disputes that arise between the Enterprise, the Tribe, Manager, any Affiliate of Manager, any Manager Employee or any Off-Site Manager Employee, on the one hand, and any Enterprise Employee, on the other hand, shall be resolved pursuant to the Enterprise Employee Policies developed and implemented pursuant to Section 3.2.

10.3                        Disputes Between the Tribe and Manager. Disputes (as defined in Article 1) shall be resolved by the following Dispute resolution process.

(a)                                 The Parties shall first meet and confer in a good faith attempt to resolve the Dispute through negotiations not later than ten (10) calendar days after receipt of written notice of the Dispute, unless the Parties agree in writing to an extension of time.

(b)                                 If the Dispute is not resolved to the satisfaction of the Parties within thirty (30) calendar days after the first meeting in Subsection (a), then the Dispute shall be submitted to binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (see http://www.jamsadr.com/index.asp) in effect at the time of submission, except as modified by the provisions of this Agreement.

(c)                                  The question of whether or not all or any portion of a Dispute is within the scope of, and is otherwise able to be arbitrated pursuant to, the arbitration provisions of this Agreement shall be a matter for binding arbitration by the arbitrators, such question shall not be determined by any court and, in determining any such question, all doubts shall be resolved in favor of the Dispute and all portions thereof being within the scope of, and otherwise able to be arbitrated pursuant to, the arbitration provisions of this Agreement. The Parties intend that the issue of whether a Tribal Governmental Action constitutes a breach of contract, a tort or any other impairment of rights to constitute an issue which is within the scope of, and otherwise able to be arbitrated pursuant to, the arbitration provisions of this Agreement. In the event the arbitration panel determines that any issue in a Dispute is not within the scope of, and otherwise able to be arbitrated pursuant to, the arbitration provisions of this Agreement or otherwise declines jurisdiction over all or any portion of a Dispute, the remaining portion of the Dispute may be resolved in any court of competent jurisdiction.

(d)                                 If the Tribe is a named party to any arbitration or court proceedings, no other Affiliate of the Tribe shall be considered to be, and the Tribe agrees not to assert that any Affiliate of the Tribe is, an indispensable party to the Dispute or any arbitration or court proceedings, and it shall not be necessary for any Affiliate of the Tribe to be a named party to the Dispute or the arbitration or court proceedings in order for the arbitrators or the court to accept jurisdiction and arbitrate or litigate any Dispute involving or affecting such Affiliate of the Tribe. The Parties agree that, while any arbitration or court proceedings are pending, the Parties shall continue to possess the rights and perform their duties and obligations as set forth in this Agreement and the other Transaction Documents.

Exhibit 9-70

(e)                                  Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure, subject to supervision as to scope and appropriateness by the arbitrators.

(f)                                   Judgment on any arbitration award may be entered in any court having jurisdiction over the Parties. Awards, judgments, decrees and orders shall be binding upon the Parties and their respective Affiliates.

(g)                                  Unless the Parties hereto otherwise agree in writing prior to the submission of such Dispute to arbitration, arbitration proceedings under this Section shall be held in San Francisco, California.

(h)                                 Any Party may, at any time prior to the selection of an arbitrator or arbitrators, require that the arbitrator or arbitrators selected be an attorney or attorneys licensed to practice law in the United States and that the attorneys have experience in Indian law and/or commercial issues.

(i)                                     Unless the Parties hereto otherwise agree in writing, any Dispute to be arbitrated shall be submitted to a panel of three arbitrators. One arbitrator shall be selected by the Tribe, one arbitrator shall be selected by Manager and the third arbitrator shall be selected by mutual agreement of the two arbitrators selected by the Parties hereto.

(j)                                    The arbitration award shall be in writing signed by each of the arbitrators, and shall state the basis for the award. The arbitration award shall be set forth in reasonable detail as to its findings of fact and law, and basis of determination of award form and amount. The arbitration findings and award shall be considered to be confidential information which shall not be disclosed except as permitted by this Agreement or agreement of the Parties.

(k)                                 In connection with any arbitration award, the arbitrators shall be empowered to award such damages and other remedies as they deem appropriate, including, without limitation, interim injunctive relief, permanent injunctive relief, declaratory relief, specific performance or monetary damages. The arbitrators may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party. Notwithstanding the foregoing, the arbitrators shall not have the power or authority to award exemplary or punitive damages or to award disgorgement, forfeiture or restitution of any prior payment received under this Agreement or any Transaction Documents. Also, the arbitrators shall not have the power to compel, overturn, negate or modify any Tribal Governmental Action or award injunctive relief or specific performance with respect to any Tribal Governmental Action; provided, however, such restriction shall not prevent an arbitrator from determining that the taking of any Tribal Governmental Action, or the failure to take any Tribal Governmental Action, constitutes a breach of this Agreement or any Transaction Document by the Tribe or its Affiliate or the impairment of rights of the Manager under this Agreement or any Transaction Document, which therefore results in liability on the part of the Tribe for damages or other remedies in favor of Manager or its Affiliates; and provided, further, that such restriction shall not prevent Manager from enforcing its rights with respect to this Agreement and the other Transaction Documents, or the liens and security interests granted thereunder (if applicable), including, without limitation, realizing on collateral encumbered thereby.

Exhibit 9-71

(l)                                     Arbitration awards made pursuant to this Section 10.3 shall be enforceable under Title 9 of the United States Code and any applicable tribal, federal or state law governing the enforcement of arbitration awards.

(m)                             In addition to any basis for appeal of an arbitration award stated in Title 9 of the United States Code or any applicable tribal, federal or state law governing the enforcement of arbitration awards, any Party hereto may appeal an arbitration award on the basis that the arbitrator or arbitrators incorrectly decided a question of law in making the award, or the award was made in an arbitrary or capricious manner or in manifest disregard of the factual evidence.

(n)                                 Any Party hereto, without having to comply with the provisions of Subsections 10.3 (a) or (b) or exhaust any tribal remedies first, shall have the right to seek and obtain a temporary restraining order, permanent injunction or other order from the arbitration panel or a court having jurisdiction over the Parties requiring that the circumstances specified in the order be maintained pending completion of the arbitration or court proceeding, to the extent permitted by applicable law.

(o)                                 The Tribe agrees not to institute any action in any Tribal Court relating to any Dispute without the consent of Manager. The Tribe agrees that any Tribal Court shall enforce and give full faith and credit to any award, judgment, order or decree of any arbitration panel or court in connection with any Dispute.

(p)                                 Each of the Parties hereby waive the right to any jury trial in any action proceeding or claim relating to any Dispute.

ARTICLE 11

INTELLECTUAL PROPERTY MATTERS

11.1                        Manager Marks. Notwithstanding any other provision of this Agreement or any Transaction Document, the Parties acknowledge and agree that neither this Agreement, the other Transaction Documents, nor any communications preceding the date of this Agreement between the Manager or its Affiliates or representatives, on the other hand, and the Tribe or its representatives, on the other hand, expressly or implicitly offered to grant, granted or grants the Tribe, the Enterprise or any other Affiliate of the Tribe any rights whatsoever in any trademarks, service marks, logotypes, advertising, commercial symbols, trade names, trade dress or domain names (collectively, “Marks”) now or hereafter owned or licensed by, or designating, Manager or any of its Affiliates (“Manager Marks”), including, without limitation, any license or right to use any of the Manager Marks. Notwithstanding any other provision of this Agreement or any Transaction Document, and unless otherwise expressly agreed in a separate written agreement hereafter duly approved, executed and delivered by Manager or its Affiliate and the Tribe, the Tribe, the Enterprise and any other Affiliate of the Tribe are expressly prohibited from (i) using any of the Manager Marks, (ii) participating in progressive or similar games or jackpots which utilize any Manager Marks, (iii) adopting any Marks which are confusingly similar to the Manager Marks or which could otherwise be considered to designate Manager or its Affiliates, or (iv) creating the appearance or otherwise suggesting to patrons of the Facility or the Enterprise or any other persons or entities that the operation of the Tribe, the Facility, the Enterprise or the

Exhibit 9-72

Commercial Activities are being conducted under, or in association with, any of the Manager Marks.

11.2                        Manager Proprietary Assets. This Agreement does not grant the Tribe or the Enterprise any rights to license or use (i) any foreign or U.S. patents or patent applications now or hereafter filed, owned or licensed by Manager or its Affiliates, or (ii) any proprietary assets now or hereafter developed, owned or licensed by Manager or its Affiliates.

11.3                        Manager Software. The Tribe and the Enterprise acknowledge and agree that Manager and its Affiliates currently own or license certain computer software and related documentation, and may in the future develop, own or license additional computer software and related documentation, which could be useful in the operation of the Facility or the Enterprise as the same may be further developed, upgraded and supplemented from time to time (collectively, “Manager Software”).

11.4                        Manager Proprietary Information. The Tribe and the Enterprise acknowledge and agree that Manager and its Affiliates currently own or license certain proprietary information, and may in the future develop, own or license additional proprietary information, which could be useful in the operation of the Enterprise (collectively, “Manager Proprietary Information”), including without limitation, the following: (i) certain proprietary information, techniques and methods of operating certain businesses and training employees in those businesses; and (ii) certain proprietary business plans, projections, strategies, and systems. The Tribe and the Enterprise further acknowledge and agree that such Manager Proprietary Information has been developed by Manager or its Affiliates and/or acquired over many years through the expenditure of time, money and effort and that Manager or its Affiliates maintain such Manager Proprietary Information as confidential information and as a trade secret(s). The Tribe and the Enterprise further acknowledge and agree that proprietary information owned or licensed by Manager or its Affiliates shall be considered “Manager Proprietary Information” for the purposes of this Agreement whether or not Manager or its Affiliates label or otherwise designate such information as confidential or proprietary information at the time it is provided to the Tribe or the Enterprise.

11.5                        License Matters. The Tribe, the Enterprise or the Business Board may, in their discretion, request that Manager or its Affiliates license or sublicense certain Manager Software or Manager Intellectual Property to the Tribe or the Enterprise. Manager or its Affiliates may in their discretion, but shall not be obligated to, license or sublicense any requested Manager Software or Manager Proprietary Information to the Tribe or the Enterprise. In the event that Manager or any of its Affiliates elect to license or sublicense any Manager Software or Manager Proprietary Information to the Tribe or the Enterprise, the terms of any such license or sublicense shall be mutually agreed upon by Manager or its Affiliate, on the one hand, and the Business Board acting on behalf of the Tribe or the Enterprise, on the other hand; provided, however, that the members of the Business Board who are Manager Representatives shall recuse themselves from participating in the deliberations of the Business Board relating to such license or sublicense; and provided, further, that, if Manager or its Affiliates request payment of any royalty fee or other payment for such license or sublicense, the amount of such fee or payment shall not, in any event, exceed the amount which the Business Board determines is substantially equivalent to the fees or payments which would be charged by an entity which is not affiliated

Exhibit 9-73

with Manager for similar software or proprietary information. Unless Manager or its Affiliate, on the one hand, and the Business Board, on the other hand, expressly agree otherwise in writing, the license or sublicense by Manager or its Affiliates to the Tribe or the Enterprise of Manager Software or Manager Proprietary Information shall be: (i) royalty-free; (ii) non-exclusive; (iii) for use only at the Facility; (iv) for use only by the Tribe or the Enterprise without any right to sublicense, disclose or distribute to any third party; (v) be for a term which does not extend beyond the date of the expiration or termination of this Agreement for any reason; and (vi) shall terminate upon the expiration or termination of this Agreement for any reason, after which date the Tribe and the Enterprise shall promptly discontinue use of such Manager Software and/or Manager Proprietary Information and shall return to Manager all copies thereof or documents, summaries or notes relating thereto.

11.6                        Ownership Matters. The Tribe and the Enterprise acknowledge and agree that Manager or its Affiliates shall have the ownership and proprietary interest in any software or proprietary information which Manager, its Affiliates or any Manager Employees or Off-Site Manager Employees develop or cause to be developed during the term of this Agreement, including, without limitation, software and proprietary information which is intended to be used at the Facility or by the Enterprise, and that such software and proprietary information shall be considered to be “Manager Software” or “Manager Proprietary Information” for the purposes of this Agreement. Notwithstanding the foregoing, in the event any software or proprietary information is developed for use solely at the Facility or by the Enterprise, the Tribe shall be a co-owner of such software or proprietary information and any Party may use such software or proprietary information in any manner without requiring any notice, payment or accounting to the other Party. The Tribe and the Enterprise further agree as follows: (i) Manager, Manager’s Affiliates or their respective licensors, as the case may be, are the sole owners of Manager Software or Manager Proprietary (collectively, “Manager Intellectual Property”); (ii) the Tribe and the Enterprise shall not challenge or attack the validity of Manager’s or its Affiliates’ rights in Manager Intellectual Property; (iii) the Tribe and the Enterprise shall not assert that they have any ownership or other interest in any Manager Intellectual Property, except as a licensee or sublicencee thereof; (iv) the Tribe and the Enterprise shall take such actions and execute, deliver and file such agreements, acknowledgements and other documents as Manager may request in order to confirm and reaffirm Manager’s, Manager’s Affiliate’s or their respective licensors’ sole ownership or other rights in any Manager Intellectual Property, as the case may be; and (v) the Tribe and the Enterprise shall take reasonable actions to avoid causing or permitting anything within their control which may damage, endanger or reduce the value of any Manager Intellectual Property.

11.7                        Patron Database. During the term of this Agreement, Manager shall develop and maintain a patron database which contains information regarding patrons who originated any patron card or rewards program at the Facility or the Enterprise or who were inserted into the database as a result of the patron’s activities at the Facility or the Enterprise (the “Patron Database”). During the term of this Agreement, Manager may merge the Patron Database with other databases owned or managed by Manager or its Affiliates and may otherwise use the Patron Database in any manner without requiring any notice, payment or accounting to the Tribe or the Enterprise; provided, however, that, in the event Manager merges the Patron Database with other databases, Manager shall always maintain a separate copy of the Patron Database or shall otherwise be able to segregate the data in the Patron Database from the data in the other

Exhibit 9-74

databases. Upon expiration or termination of this Agreement for any reason, Manager shall provide the Tribe and the Enterprise with a copy of the data in the Patron Database which is current through such date of expiration or termination in machine readable form and/or written form, at the election of the Tribe. After the date of expiration or termination of this Agreement for any reason, Manager may use the data in the Patron Database in any manner, and the Tribe and the Enterprise may use the data in the copy of such Patron Database provided by Manager to the Tribe and the Enterprise in any manner, without requiring any notice, payment or accounting to the other Party.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

Exhibit 9-75

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

“Tribe”		“Manager”

FEDERATED INDIANS OF		NP SONOMA LAND HOLDINGS
GRATON RANCHERIA,		LLC, a California limited liability
company

a federally recognized
Indian tribe

By:	/s/ Greg Sarris	By:	/s/ Scott M Nielson
	Greg Sarris, Tribal Chair		Scott M Nielson, Secretary

ATTEST:

/s/ Jeannette Anglin
Jeannette Anglin, Tribal Secretary

“Authority”

GRATON ECONOMIC
DEVELOPMENT
AUTHORITY

By:	/s/ Greg Sarris
Greg Sarris, President of the Board
of Directors

[Signature Page to Amended and Restated Non-Gaming Management Agreement]

Exhibit 9-76